UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PINNACLE ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2018

TO THE STOCKHOLDERS OF PINNACLE ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 1, 2018, at 8:00 a.m., local time, at the Company’s offices, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and at any adjournments or postponements thereof (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2018 fiscal year; and

4.	To act upon such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof by or at the direction of the Board of Directors.

Stockholders of record as of March 6, 2018 can vote at the Annual Meeting. On or about March 30, 2018, we will mail a printed set of proxy materials, this proxy statement, the accompanying proxy card and annual report. Please vote before the Annual Meeting in one of the following ways:

1.	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your proxy card;

2.	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your proxy card; or

3.	By Mail— If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Please vote before the Annual Meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the Annual Meeting by following the procedures outlined in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Donna S. Negrotto
Secretary

Las Vegas, Nevada

March 30, 2018

PINNACLE ENTERTAINMENT, INC.

3980 HOWARD HUGHES PARKWAY

LAS VEGAS, NEVADA 89169

PROXY STATEMENT RELATING TO

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2018

This Proxy Statement is being furnished to the stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of the Company’s stockholders to be held on Tuesday, May 1, 2018, at 8:00 a.m., local time, at the Company’s offices, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, holders of the Company’s Common Stock, $0.01 par value per share (“Pinnacle Common Stock”), will be asked to vote upon:

1.	The election of eight directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers;

3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2018 fiscal year; and

4.	Any other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof by or at the direction of the Board of Directors.

This Proxy Statement, the accompanying Proxy Card, and the Annual Report to Stockholders (the “Annual Report”) are first being mailed to the Company’s stockholders on or about March 30, 2018. The address of the principal executive offices of the Company is 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2018 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date and Time:	Tuesday, May 1, 2018 at 8:00 a.m. Pacific Time
Place:	Pinnacle Entertainment, Inc.’s offices located at 3980 Howard Hughes Parkway, Las Vegas, NV 89169
Record Date:	March 6, 2018

VOTING MATTERS

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	8
2. Advisory Vote to Approve Executive Compensation	FOR	53
3. Ratification of Independent Registered Public Accounting Firm	FOR	54

OUR DIRECTOR NOMINEES

					Committee Memberships
Name	Age	Director Since	Principal Occupation & Employer	Independent	AC	CC	CGC	Comp C	Other Current Public Boards
Charles L. Atwood	69	2016	Lead Independent Director, Advisor and Lead Trustee, Equity Residential	Yes					1
Stephen C. Comer	68	2016	Retired Accounting Firm Managing Partner	Yes					1
Ron Huberman	46	2017	Chief Executive Officer of Benchmark Analytics and Senior Advisor of PeopleAdmin	Yes
James L. Martineau	77	2016	Corporate Director, Private Investor and Advisor	Yes
Desirée Rogers	58	2016	Corporate Director	Yes
Carlos A. Ruisanchez	47	2016	President and Chief Financial Officer of Pinnacle Entertainment, Inc.	No
Anthony M. Sanfilippo	59	2016	Chairman of the Board and Chief Executive Officer of Pinnacle Entertainment, Inc.	No
Jaynie Miller Studenmund	63	2016	Corporate Director and Advisor	Yes					1

AC = Audit Committee        CC = Compensation Committee        CGC = Corporate Governance and Nominating Committee Comp

C = Compliance Committee

 = Member          = Chair

Size of Board Following Annual Meeting	8
Number of Independent Directors	6
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholder Ability to Call Special Meetings	Yes
Stockholder Ability to Act by Written Consent	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

We pay our named executive officers both a base salary and performance-based incentive awards that result in above target pay when performance is high, and below target pay when performance is poor, a compensation practice referred to as pay-for-performance. The overriding principle driving our executive compensation programs is our belief that it benefits our stockholders for management’s compensation to be tied to our current and long-term performance. In 2017, the following factors demonstrate our continued and heightened commitment to pay-for-performance and to corporate governance best practices:

•	A significant percentage of our executive officers’ compensation consists of long-term and short-term incentive awards.

•	We do not provide for gross-ups for excise taxes imposed under Section 4999 of the Internal Revenue Code.

•

We have clawback provisions, providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement and the executive officer has received an “excess bonus” for the relevant fiscal year.

•

Our executive officers and directors are prohibited from hedging their ownership of Pinnacle Common Stock, including transactions in puts, calls, or other derivative instruments related to Pinnacle Common Stock.

•	Our executive officers and directors are prohibited from placing shares of Pinnacle Common Stock in margin accounts and pledging shares of Pinnacle Common Stock.

•

While our cash incentive compensation is designed to reward outstanding performance of our executive officers, payouts under each plan are capped to discourage excessive or inappropriate risk taking by our executive officers.

•	Long-term incentive awards are denominated entirely in equity and contain multi-year vesting requirements.

•	Executive compensation programs are overseen by a Compensation Committee comprised entirely of independent directors advised by an independent compensation consultant.

•	Our executives and directors are subject to meaningful stock ownership guidelines for alignment with stockholders of the Company.

2017 COMPENSATION COMPONENTS:

Component	Key Characteristics
Base Salary	Based on positioning relative to market, individual role, performance and contribution levels.

Annual Incentive Plan	Our executive officers are eligible to receive performance-based compensation contingent upon our achievement of non-GAAP Adjusted EBITDAR.

Long-Term Incentives	Our executive officers participated in performance-based equity awards that emphasized relative shareholder performance and a long-term focus on internal financial metrics that drive shareholder value.

•  Restricted stock awards are subject to a three year performance period ending December 31, 2020 with the number of shares of Common Stock vesting based on relative total shareholder return achievement against the S&P Leisure Time Services Select Industry Index.

• Restricted stock vesting over four years based on non-GAAP Adjusted EBITDAR goals for each year.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

Only holders of record of Pinnacle Common Stock at the close of business on March 6, 2018 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 58,040,414 shares of Pinnacle Common Stock outstanding and entitled to vote, held of record by 1,673 stockholders. A majority, or 29,020,208 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each of the Company’s stockholders is entitled to one vote for each share of Pinnacle Common Stock held as of the Record Date.

Voting of Proxies; Votes Required

All properly executed, returned and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted: (i) “FOR” the election of each director nominee listed on the Proxy Card; (ii) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and (iii) “FOR” the ratification of the appointment of the independent auditors for the 2018 fiscal year. The Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement. By signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion made for adjournment of the Annual Meeting.

You may submit your proxy by mail, telephone or the Internet. Proxies submitted by any of those methods will be treated in the same manner. If you are a stockholder of record, you may submit your proxy by signing and returning the enclosed Proxy Card by mail, telephone at 1-800-690-6903 or on the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the voting instructions forwarded to you by your bank, broker or other nominee.

Whether the proxy is submitted by mail, telephone or the Internet, any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering a written revocation to, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company, at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

The Company has adopted a majority vote standard in uncontested director elections. To be elected, each director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and “broker non-votes” (as defined below) will have no effect on the election of directors because only votes “FOR” or “AGAINST” a nominee will be counted.

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” such proposal.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2018 fiscal year requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” such proposal.

Abstentions and Broker Non-Votes

A stockholder may “ABSTAIN” on any proposal that may properly come before the Annual Meeting. If a stockholder chooses to “ABSTAIN,” such stockholder’s shares will be considered present at the Annual Meeting for purposes of determining a quorum on all matters and will be considered entitled to vote, but will have no effect with respect to the outcome of the vote of Proposal Nos. 1, 2 and 3.

If a broker or other financial institution holds a client’s shares in its name and the client does not provide voting instructions to them, that firm has discretion to vote such shares for certain routine matters. Proposal No. 3, the ratification of the appointment of our independent auditor, is a routine matter. On the other hand, the broker or other financial institution that holds a client’s shares in its name does not have discretion to vote such shares for non-routine matters. Proposal Nos. 1 and 2 are non-routine matters, and the firm that holds shares in its name may not vote on those items, absent instruction from the client. When a firm does not have discretion to vote its client’s shares on certain proposals at the Annual Meeting, and has received no instructions from its client on how to vote such shares with respect to such proposals, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting. Assuming a quorum is present, broker non-votes will have no effect on Proposal Nos. 1, 2, and 3.

Delivery of One Annual Report, and Proxy Statement to a Single Household to Reduce Duplicate Mailings

In connection with the Annual Meeting, the Company is required to send to each stockholder of record the Annual Report and Proxy Statement, and to arrange for an Annual Report and Proxy Statement to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of Pinnacle Common Stock in multiple accounts, this process would result in duplicate mailings of the Annual Report and Proxy Statement to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Annual Report and Proxy Statement will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Annual Report and Proxy Statement to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Annual Report and Proxy Statement if there are other Pinnacle Entertainment, Inc. stockholders who share an address with you. If you currently receive more than one Annual Report and Proxy Statement at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Annual Report and Proxy Statement but later decide that you would prefer to receive a separate copy of the Annual Report and Proxy Statement for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Annual Reports and Proxy Statements. If you wish to receive a separate copy of the Annual Report and Proxy Statement for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, LLC, directly by telephone at 1-800-937-5449, by mail at 6201 15th Avenue, Brooklyn, NY 11219 or by visiting its website at www.amstock.com and following the instructions.

Appraisal and Dissenters’ Rights

Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the Proposals presented in this Proxy Statement.

Solicitation of Proxies and Expenses

Proxies are being solicited by the Company. The Company will bear the cost of the solicitation of proxies from its stockholders, although stockholders who vote by telephone or the Internet may incur telephone or

Internet access charges. The directors, executive officers and employees of the Company may solicit proxies by mail, Internet, telephone, telegram, letter, facsimile, e-mail or in person. Such directors, executive officers and employees will not be specifically compensated for such services. Arrangements may also be made with brokers, custodians, nominees, and other record holders to forward proxy solicitation materials to the beneficial owners of shares of Pinnacle Common Stock held of record by such brokers, custodians, nominees and other record holders, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in connection therewith.

Spin-Off and Merger with Gaming and Leisure Properties, Inc. and related defined terms.

References in this Proxy Statement to “Pinnacle,” the “Company,” “we,” “our” or “us” refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates. References to “Former Pinnacle” refer to Pinnacle Entertainment, Inc. prior to the Spin-Off and Merger (as such terms are defined below). In April 2016, Former Pinnacle completed the transactions under the terms of a definitive agreement (the “Merger Agreement”) with Gaming and Leisure Properties, Inc. (“GLPI”), a real estate investment trust. Pursuant to the terms of the Merger Agreement, Former Pinnacle separated its operating assets and liabilities (and its Belterra Park property and excess land at certain locations) into the Company, a newly formed subsidiary initially named PNK Entertainment, Inc., and distributed to its stockholders, on a pro rata basis, all of the issued and outstanding shares of common stock of the Company (such distribution referred to as the “Spin-Off”). Gold Merger Sub, LLC, a wholly owned subsidiary of GLPI (“Merger Sub”), then merged with and into Former Pinnacle (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of GLPI. Following the Merger, the Company was renamed Pinnacle Entertainment, Inc.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item No. 1 on Proxy Card)

At the Annual Meeting, holders of Pinnacle Common Stock will be asked to vote on the election of eight directors who will constitute the full Board of Directors of the Company. The Board of Directors has adopted a majority vote standard in uncontested director elections. Because we did not receive advance notice under our Bylaws of any stockholder nominees for director, the 2018 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “FOR” or “AGAINST” a nominee will be counted. Your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director, because the election of directors is not considered a “routine” matter.

Each director elected will hold office until the next annual meeting of stockholders (and until his or her successor shall have been duly elected and qualified). The Company is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, the Board has adopted a director resignation and recusal policy in our Corporate Governance Guidelines. Under this policy, the Board of Directors will nominate for re-election only those incumbent candidates who tender irrevocable resignations. The Board of Directors has obtained such resignations from each director nominee for election at the Annual Meeting. The irrevocable resignations will be effective upon (1) the failure to receive the required vote at any annual meeting at which directors are nominated for re-election and (2) Board acceptance of the resignations. In the event that a director nominee does not receive the required vote at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend to the Board of Directors whether to accept or reject a tendered resignation. The Board of Directors will publicly disclose its decision within 90 days following certification of the stockholder vote. In addition, the Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

After the Annual Meeting, the Board of Directors may increase the size of the Board and fill any resulting vacancy or vacancies. If the Board of Directors increases the size of the Board and elects a new director to fill the resulting vacancy or vacancies, the new director or directors must stand for election at the next year’s annual meeting of stockholders.

General

Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy abstains with respect to one or more of these nominees in the manner described in the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders for a substitute nominee as directed by the Board of Directors.

There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company. There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director, nominee and/or executive officer of the Company other than arrangements or understandings with any such director, nominee and/or executive officer acting in his or her capacity as such. See “—Information Regarding the Director Nominees.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who have achieved success in their personal fields and who demonstrate integrity and high personal and professional ethics, sound business judgment, and willingness to devote the requisite time to their duties as director, and who will contribute to the Company’s overall corporate goals. Board members are evaluated and selected based on their individual merit, as well as in the context of the needs of the Board as a whole.

The Corporate Governance and Nominating Committee is responsible for identifying, recruiting, reviewing, and recommending to the Board qualified individuals to be nominated for election or reelection as directors, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines. Depending on the circumstances, the Corporate Governance and Nominating Committee considers candidates recommended by Board members, third parties and, to the extent deemed appropriate, director search firms.

Before recommending to the Board a new or incumbent director for election or reelection, the Corporate Governance and Nominating Committee reviews his or her qualifications, including capability, availability to serve, conflicts of interest, understanding of the gaming industry, finance and other elements relevant to the Company’s business, educational, business and professional background, age and past performance as a Board member (including past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities). The Corporate Governance and Nominating Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant. The Corporate Governance and Nominating Committee also receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors. The Corporate Governance and Nominating Committee also conducts an annual review of the composition of the Board as a whole, including whether the Board reflects the appropriate degree of independence, balance of sound judgment, business specialization, technical skills, diversity and other desired qualities, and satisfies the other requirements set forth in the Company’s Corporate Governance Guidelines.

In particular, the Corporate Governance and Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance and Nominating Committee considers the effectiveness of those efforts as part of its annual self-evaluation process.

The Corporate Governance and Nominating Committee will consider Board nominee recommendations by stockholders who have beneficially owned more than five percent of the Company’s then-outstanding shares of Pinnacle Common Stock for at least two consecutive years as of the date of making the proposal and who submit in writing the names and supporting information to the Chair of the Corporate Governance and Nominating Committee at the address of the Company’s principal executive offices. A stockholder recommendation must contain: (a) the name and address of the stockholder making the recommendation, the class and number of shares of the Company’s capital stock owned beneficially by such stockholder, and documentary support that such stockholder satisfies the requisite stock ownership threshold and holding period; and (b) as to the proposed nominee, the name, age, business and residence addresses, principal occupation or employment, number of shares of Pinnacle Common Stock held by the nominee, a résumé of his or her business and educational background, information that would be required in a proxy statement soliciting proxies for the election of such nominee, and a signed consent of the nominee to serve as a director, if nominated and elected. In order to be considered, a stockholder recommendation for nomination with respect to an upcoming annual meeting of stockholders must be received by the Chair of the Corporate Governance and Nominating Committee no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting, with certain exceptions that are set forth in the Company’s Corporate Governance Guidelines.

The Company’s policies and procedures regarding the selection of director nominees are described in greater detail in the Company’s Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnk.com. In addition, printed copies of such Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee are available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

As contrasted to a stockholder recommendation of a nominee for consideration by the Company’s Corporate Governance and Nominating Committee, stockholders who wish to nominate directors at future annual meetings must comply with the applicable provisions of the Company’s Bylaws, as described in this Proxy Statement under the caption “Stockholder Proposals for the Next Annual Meeting.”

Information Regarding the Director Nominees

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Pinnacle director and their age. All of the nominees have consented to being named in this Proxy Statement and have agreed to serve on the Board of Directors, if elected.

Name	Age	Position with the Company
Charles L. Atwood (a)(d)	69	Lead Independent Director
Stephen C. Comer (a)(b)	68	Director
Ron Huberman (a)(d)	46	Director
James L. Martineau	77	Director
Desirée Rogers (b)(d)	58	Director
Carlos A. Ruisanchez (c)	47	President, Chief Financial Officer and Director
Anthony M. Sanfilippo	59	Chairman of the Board and Chief Executive Officer
Jaynie M. Studenmund (b)(c)	63	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Compliance Committee
(d)	Member of the Corporate Governance and Nominating Committee

Charles L. Atwood—has been a director since April 2016 and Lead Independent Director since May 2017 and served as a director of Former Pinnacle from March 2015 to April 2016. Since March 2009, he has served as lead trustee of Equity Residential, a public real estate investment trust. He also served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until retiring from Harrah’s in December 2008. Mr. Atwood had been Vice

Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions. Mr. Atwood served as a director of Gala Coral, a private United Kingdom gaming industry company until November 2016 when it merged with Ladbrokes Coral Group PLC, and served as a director of ALST Casino Holdco, LLC, a private company in the casino and hospitality industry, until September 2016. Mr. Atwood’s extensive career, including as a Chief Financial Officer and director for a large international gaming company and as lead trustee of a real estate investment trust, brings to our Board expertise in operations, accounting, real estate investment trusts, corporate finance, corporate governance, regulatory matters, risk assessment issues and other functions, including in his roles as Lead Independent Director and as Chair of the Corporate Governance and Nominating Committee.

Stephen C. Comer—has been a director since April 2016 and was one of Former Pinnacle’s directors from July 2007 to April 2016. He is a retired accounting firm managing partner. He brings substantial accounting expertise to Pinnacle. He serves as a director of Southwest Gas Corporation, a public company and provider of natural gas service, and has served in that role since January 2007. He began his career with Arthur Andersen LLP (accounting firm) in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP (accounting firm) and was promoted to managing partner of its Nevada practice in 2004 and retired in 2006. He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds a professional CPA license in Nevada. He is also active in numerous civic, educational, and charitable organizations. Mr. Comer’s over 35 years of accounting experience and expertise and his integral involvement in other public gaming companies’ auditing practices provides our Board with valuable expertise in these areas, including in his role as Chair of the Audit Committee.

Ron Huberman—has been a director since March 2017. He is an experienced business executive with extensive government experience over more than 20 years. He is currently Chief Executive Officer of Benchmark Analytics, a risk assessment software provider for the law enforcement space, since July 2017. In addition, he serves as Senior Advisor of PeopleAdmin, a human capital software company that serves school districts and higher education institutions throughout North America, since PeopleAdmin’s acquisition of TeacherMatch in May 2016. From June 2012 to May 2016, Mr. Huberman served as founder and executive board chair of TeacherMatch, which provided predictive hiring software for K-12 education. From January 2011 to May 2016, he also served as an operating executive of Prairie Capital, a private equity firm with over $1 billion under management. Prior to joining Prairie Capital, Mr. Huberman had a 16-year career in Chicago city government, serving as the chief executive officer of the Chicago Public Schools system, with over 650 schools and 410,000 students, from 2009 to 2010; chief executive officer and president of the Chicago Transit Authority, the second largest public transportation system in the United States, from 2007 to 2009; the chief of staff to Mayor Richard M. Daley from 2005 to 2007; executive director of the City of Chicago Office of Emergency Management and Communications from 2004 to 2005; and in various roles at the Chicago Police Department, including Assistant Deputy Superintendent for Information and Strategic Services after beginning his public service as a police officer, from 1995 to 2004. Mr. Huberman currently chairs the board of directors of Haights Cross Communications, a New York publishing company, and serves as a trustee of Rush University Medical Center in Chicago. He previously served on the boards of Navman Wireless (now Teletrac Navman), a fleet management software company, and Reliance Communications LLC, a provider of mass notification systems (which is now a part of West Corporation). Mr. Huberman’s extensive experience in the public and private sectors provides our Board significant insight and expertise in technology, management, operations and government relations.

James L. Martineau—has been a director since April 2016 and was the Non-Executive Chairman of the Board from April 2016 until May 2017. In addition, Mr. Martineau was one of Former Pinnacle’s directors from 1999 to April 2016 and served as Former Pinnacle’s Non-Executive Chairman of the Board from May 2014 to

April 2016. From May 2012 to May 2014, he served as Former Pinnacle’s Vice Chairman of the Board. He is also a business advisor and private investor. In addition, he was Chairman, Genesis Portfolio Partners, LLC (start-up company development) from 1998 to 2009; Director, Apogee Enterprises, Inc. from 1973 to June 2010; Director, Borgen Systems from 1994 to 2005; Director, Northstar Photonics (telecommunications business) from 1998 to 2002; Executive Vice President, Apogee Enterprises, Inc. (a glass design and development corporation that acquired Viracon, Inc. in 1973) from 1996 to 1998; President and Founder, Viracon, Inc. (flat glass fabricator) from 1970 to 1996; and Trustee, Owatonna Foundation since 1973. Mr. Martineau’s background as an entrepreneur and as a businessman provides our Board with valuable experience both in an operational context and in terms of evaluating its various development projects. Mr. Martineau’s service on several other boards of directors provides him with insights that are valuable to our Board in the areas of compensation, corporate governance and other Board functions.

Desirée Rogers—has been a director since April 2016 and served as a director of Former Pinnacle from March 2012 to April 2016. She brings over 25 years of experience to our Board of Directors from working in both the public and private sectors. She was the former Chief Executive Officer of Johnson Publishing Company, LLC, a lifestyle company inspired by the African American experience, from August 2010 until May 2016. Johnson Publishing Company, LLC was the creator of Ebony and JET and owned Fashion Fair Cosmetics, LLC, a prestige makeup line for women of color with counters in stores located in the United States, United Kingdom and Kuwait. Prior to her departure, Ms. Rogers sold the media assets of Johnson Publishing Company. Since May 2013, Ms. Rogers has served as the Chairman of the Chicago tourism bureau, ChooseChicago. Prior to these positions, she was the White House Social Secretary for President Obama from January 2009 to April 2010; President of Social Networking for Allstate Financial, a business unit of The Allstate Corporation, an insurance provider, from July 2008 to December 2008; President of Peoples Gas and North Shore Gas, two utility companies of Peoples Energy Corporation (a public company acquired by Integrys Energy Group), from 2004 to July 2008; Senior Vice President and Chief Marketing Officer and Vice President of Peoples Energy Corporation from 1997 to 2004; and Director, Illinois Lottery from 1991 to 1997. In addition, Ms. Rogers served on the Board of Trustees of Equity Residential, a public real estate investment trust, from October 2003 to January 2009. She has also served on several other corporate and not-for-profit boards, including Blue Cross Blue Shield, and as the Vice Chairman of the Lincoln Park Zoo and the Museum of Science and Industry. She currently serves on the boards of DonorsChoose, Northwestern Memorial Foundation, The Economic Club, The Commercial Club and World Business Chicago. Ms. Rogers’ extensive experience as a senior executive in the public and private sectors provides significant insight and expertise to our Board related to operations, marketing, real estate investment trusts, development and financings activities.

Carlos A. Ruisanchez—has been our President and Chief Financial Officer since April 2016 and one of our directors since May 2016. In addition, Mr. Ruisanchez served as Former Pinnacle’s President from May 2013 to April 2016 and Chief Financial Officer from April 2011 to April 2016. Prior to becoming President in May 2013, he served as Executive Vice President of Former Pinnacle since August 2008. Mr. Ruisanchez also served as Former Pinnacle’s Executive Vice President of Strategic Planning and Development from August 2008 to April 2011. Before joining Former Pinnacle, Mr. Ruisanchez was Senior Managing Director at Bear, Stearns & Co. Inc. (a brokerage, investment advisory, and corporate advisory services company) where he held various positions starting from 1997 to 2008. As Senior Managing Director of Bear, Stearns & Co., Mr. Ruisanchez was responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships. Mr. Ruisanchez’s extensive experience as a senior executive in the gaming industry provides our Board with expertise in operations, accounting, corporate finance, corporate governance, regulatory and risk assessment issues.

Anthony M. Sanfilippo—has been our Chief Executive Officer and one of our directors since April 2016 and has been the Company’s Chairman of the Board since May 2017. In addition, he served as Former Pinnacle’s Chief Executive Officer and one of Former Pinnacle’s directors from March 2010 to April 2016. He was also Former Pinnacle’s President from March 2010 to May 2013. Prior to joining Former Pinnacle, Mr. Sanfilippo was the President, Chief Executive Officer and director of Multimedia Games, Inc., a slot machine manufacturer (which is now known as Everi Holdings Inc.), from June 2008 until March 2010. Before joining Multimedia Games, he was employed with Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), the world’s largest casino company and a provider of branded casino entertainment. While at Harrah’s, Mr. Sanfilippo served as President of both the Western Division (2003—2004) and the Central Division (1997—2002 and 2004—2007), overseeing the operations of more than two dozen casino and casino-hotel destinations. He was also part of the senior management team that led the successful integration of numerous gaming companies acquired by Harrah’s, including Jack Binion’s Horseshoe Casinos, the Grand Casino & Hotel brand, Players International, and Louisiana Downs Racetrack. In addition to his duties as divisional President, Mr. Sanfilippo was also President and Chief Operating Officer for Harrah’s New Orleans and a member of the Board of Directors of Jazz Casino Corporation prior to its acquisition by Harrah’s. He has directed tribal gaming operations in Arizona, California and Kansas, and has held gaming licenses in most states that offer legalized gambling. Mr. Sanfilippo brings to us and our Board more than 35 years of industry experience, including managing and developing gaming operations in diverse jurisdictions, including Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Pennsylvania. Mr. Sanfilippo’s extensive experience as a senior executive and as a director in the gaming industry and gaming manufacturing industry provides our Board with valuable expertise in these areas, including in his role as Chairman of the Board.

Jaynie M. Studenmund—has been a director since April 2016 and served as a director of Former Pinnacle from March 2012 to April 2016. In addition, she serves as a director for CoreLogic, Inc., a business analytics company, and has served in that role since July 2012. She also serves as a director for Western Asset, a major fixed income fund, and has served in that role since 2004. She has also served as a director for other public companies, including LifeLock, Inc., an identity theft protection services company, from May 2015 until its acquisition in February 2017 by Symantec Corporation. She also served as a director of Orbitz Worldwide, Inc., an online travel company, from July 2007 until February 2014. Orbitz Worldwide, Inc. was acquired by Expedia, Inc. in September 2015. From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., the creator of paid search, acquired by Yahoo! Inc. in 2004. From February 2000 to January 2001, she was President and Chief Operating Officer of PayMyBills.com, the leading online bill management company. Before becoming an executive in the Internet business, she was an executive in the financial services industry, primarily at First Interstate Bank, now known as Wells Fargo, where she was responsible for all of retail which included marketing, product management, over 500 branches, Internet banking, and retail strategy. Ms. Studenmund has over 30 years of comprehensive executive management and operating experience across a diverse set of businesses, including start-ups, rapid growth, turnarounds, mergers and acquisitions in the Internet and financial services industries and consumer facing businesses. Within these environments, she has served as a successful President, Chief Operating Officer and director of both public and private companies. Ms. Studenmund’s extensive experience as a senior executive and as a director provides our Board with broad operational expertise and insights that are valuable to the Board in the areas of compensation, corporate governance and other Board functions, including in her role as Chair of our Compensation Committee.

Director Independence

The Board of Directors has determined that each of the following directors is an independent director as defined by the NASDAQ listing rules and the categorical independence standards adopted by the Board of Directors: Charles L. Atwood, Stephen C. Comer, Ron Huberman, James L. Martineau, Desirée Rogers and Jaynie Miller Studenmund. The Board of Directors determined that Anthony M. Sanfilippo, who is the Chairman of the Board and Chief Executive Officer of the Company, and Carlos A. Ruisanchez, who is the President and Chief Financial Officer of the Company, are not independent directors. The Board of Directors considered all relationships between the independent directors and the Company and determined that each such director had no relationship with the Company (except as director, stockholder and bondholder). The categorical independence standards are available on the Company’s website at www.pnk.com. The Board of Directors has also determined that all members of the Audit, Corporate Governance and Nominating, and Compensation Committees are independent directors, as defined by the NASDAQ listing rules and the categorical independence standards adopted by the Board of Directors. The directors nominated by the Board of Directors for election at the Annual Meeting were recommended by the Corporate Governance and Nominating Committee.

Communications with Directors

Stockholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Chair of any committee, or the non-management directors as a group or any of the individual directors about matters of general interest to stockholders are welcome to do so by writing the Company’s Secretary at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169. The Secretary will forward these communications as directed by the stockholders and interested parties.

Leadership Structure and Executive Sessions of the Board

In February 2017, the Company amended its Bylaws and Corporate Governance Guidelines to permit the positions of the Chairman of the Board and the Chief Executive Officer (“CEO”) to be held by the same individual. In considering making these amendments to the Bylaws and Corporate Governance Guidelines, the Company reached out to certain stockholders to obtain their views on the potential amendments. Based on those discussions, stockholders holding a majority of the Company’s outstanding stock were supportive of the amendments to the Bylaws and Corporate Governance Guidelines and combining the roles of the Chairman of the Board and the Chief Executive Officer.

In May 2017, the Company’s Board of Directors appointed Anthony M. Sanfilippo, as the Company’s Chairman of the Board in addition to his role as Chief Executive Officer and as a director. Mr. Sanfilippo has extensive experience as a senior executive and director and as a member of the Company’s Board. Pursuant to the Company’s Bylaws, Mr. Sanfilippo may call special meetings of stockholders and the Board and presides at all meetings of the Board of Directors and stockholders at which he is present. In addition, the Company’s Board of Directors appointed Charles L. Atwood as the Company’s Lead Independent Director in May 2017.

The Board believes that while serving as Chairman of the Board and Chief Executive Officer, Mr. Sanfilippo is best equipped to lead the Board of Directors in the discussion of key business and strategic matters, and to focus the Board of Directors on the most critical issues facing the Company. The Board believes that in serving as the Chairman of the Board and Chief Executive Officer, Mr. Sanfilippo offers the Company-specific expertise and extensive industry knowledge that is necessary as we seek to meet our strategic objectives, while at the same time leading the efforts of the Board in oversight of the Company and its management.

As set forth in the Corporate Governance Guidelines, the Board has no formal policy on separation of the offices of Chairman of the Board and CEO, but generally believes that decisions regarding whether to combine or separate the Chairman and CEO positions should be made in the context of creating long-term stockholder value. When the Chairman of the Board and the CEO are the same individual, the Board shall select from among its members a lead independent director (the “Lead Independent Director”) with such duties as delegated to him or her by the Board.

The Company’s independent directors meet periodically in executive session, as required by the Company’s Corporate Governance Guidelines. The Lead Independent Director presides over these executive sessions. Any independent director may request that an executive session of the independent members of the Board be scheduled.

The Board believes that our current leadership structure supports strong corporate governance, independent stockholder representation, and effective Board oversight of the Company’s management, risk profile and overall performance.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct, a code of ethics that applies to all of the Company’s directors, officers and employees. Any substantive amendments to the provisions of the Code of

Ethical Business Conduct that apply to the Chief Executive Officer or the Chief Financial Officer and any waiver from a provision of the Code of Ethical Business Conduct to the Chief Executive Officer or the Chief Financial Officer will be disclosed on the Company’s website or in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Code of Ethical Business Conduct is publicly available on the Company’s website at www.pnk.com and in print upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

Board Meetings and Board Committees

The full Board of Directors of the Company had 25 meetings in 2017. During 2017, each incumbent director of the Company during his or her term attended at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board on which he or she served.

Although the Company has no formal policy with regard to Board members’ attendance at its annual meetings of stockholders, all of the Company’s directors attended the Company’s 2017 Annual Meeting of Stockholders.

The Company has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s Audit Committee is currently chaired by Mr. Comer and consists of Messrs. Comer, Atwood and Huberman. Among its functions, the Committee is:

•

to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attest services for the Company;

•

to discuss policies with respect to risk assessment and risk management, including discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and to discuss the guidelines and policies to govern the process by which risk assessment and management is undertaken;

•	to discuss with the independent auditors their independence;

•	to review and discuss with the Company’s independent auditors and management the Company’s audited financial statements; and

•

to recommend to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year for filing with the SEC.

Messrs. Comer, Atwood and Huberman are independent as that term is defined in Rule 5605(a)(2) of the NASDAQ listing rules and Rule 10A-3(b)(1)(ii) of the Exchange Act. The Board has determined that Mr. Comer is an “audit committee financial expert” as defined by SEC rules, based upon, among other things, his accounting background and having served as a partner of a major accounting firm. The Audit Committee met six times in 2017.

The Company has a Compensation Committee, which is currently chaired by Ms. Studenmund and consists of Ms. Studenmund and Mr. Comer and Ms. Rogers. Among its functions, the Compensation Committee is:

•

to approve corporate goals and objectives, including annual performance objectives, relevant to the compensation for the Company’s Chief Executive Officer and other executive officers, and evaluate the performance of the Chief Executive Officer and other executive officers in light of these goals and objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers, determine, approve and report to the full Board the annual compensation of the Chief Executive Officer and other executive officers, including salary, bonus, equity awards and other benefits, direct and indirect;

•	to provide recommendations to the Board of Directors with respect to, and administer, the Company’s incentive-compensation, stock option and other equity-based compensation plans; and

•	to evaluate and provide recommendations to the Board of Directors regarding director compensation.

The Compensation Committee met seven times in 2017. The Compensation Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee consists of at least two members of the Compensation Committee. In carrying out its purposes and responsibilities, the Compensation Committee has authority to retain outside counsel or other experts or consultants, as it deems appropriate. For a discussion regarding the Compensation Committee’s use of outside advisors and the role of executives officers in compensation matters, see “Executive Compensation—Compensation Discussion and Analysis—Role of Management in Compensation Process and —Role of Outside Consultants” below.

The Company has a Corporate Governance and Nominating Committee, which is currently chaired by Mr. Atwood and consists of Messrs. Atwood and Huberman and Ms. Rogers. Among its functions, the Corporate Governance and Nominating Committee is:

•	to establish procedures for the selection of directors;

•	to identify, evaluate and recommend to the Board candidates for election or reelection as directors, consistent with criteria set forth in the Company’s Corporate Governance Guidelines;

•	to develop and recommend to the Board, if appropriate, modifications or additions to the Company’s Corporate Governance Guidelines or other corporate governance policies or procedures; and

•	to develop procedures for, and oversee, an annual evaluation of the Board and management.

The Corporate Governance and Nominating Committee met six times in 2017.

The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnk.com. Printed copies of these documents are also available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

The Company has a Compliance Committee that monitors the Company’s compliance with gaming laws in the jurisdictions in which it operates. Ms. Studenmund and Mr. Ruisanchez currently serve on the Company’s Compliance Committee with other Compliance Committee members who are not directors, and Ms. Studenmund serves on the Compliance Subcommittee of the Board of Directors. During 2017, the Compliance Committee had five meetings. The Compliance Subcommittee was instituted to ensure timely notification to the Board of Directors of any material compliance issues, assist the Compliance Committee in performing its duties, and to supervise the Company’s actions in response to reports received from the Company’s employee hotline.

The Board’s Role in Risk Oversight

The Board of Directors and each of the committees of the Board of Directors identifies, prioritizes and evaluates various risks that are in the purview of their charters. Management also independently identifies, prioritizes and evaluates enterprise risks. Management regularly reports on such risks to the Board of Directors. Particular financial risks are overseen by the Audit Committee of the Board; compliance and reputational risks are typically overseen by the Compliance Committee and the Compliance Subcommittee of the Board. The enterprise risk management program as a whole is reviewed annually by the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or any Committee. Also, the Compensation Committee periodically reviews the compensation programs so they do not encourage excessive risk-taking. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Director Compensation

Director Fees

The compensation of the Company’s non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director (other than the Non-Executive Chairman of the Board) or committee chair received for his or her service during 2017 were the following:

•	An annual retainer of $80,000;

•	An additional $20,000 retainer for each Chair of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee;

•	An additional $50,000 retainer for the Lead Independent Director;

•	An attendance fee of $1,500 for each regularly scheduled Board or committee meeting, other than meetings of the Audit Committee; and

•	An attendance fee of $2,000 for each meeting of the Audit Committee.

Directors who are employees of the Company, currently Messrs. Ruisanchez and Sanfilippo, receive no compensation for their service as members of the Board of Directors.

Director Fees Paid to the Chairman of the Board

During 2017, James L. Martineau, the Non-Executive Chairman of the Board, received the attendance fees described above and $50,403 in a retainer as Non-Executive Chairman of the Board, which is the pro-rated amount of the annual retainer of $150,000 for his service from January 2017 until May 2017. Anthony M. Sanfilippo was appointed as the Chairman of the Board in May 2017 and he does not receive any compensation for his service as the Chairman of the Board.

Charitable Matching Contributions Program for Directors

Under our Charitable Matching Contributions Program for Directors, we match on an annual basis contributions made by our directors (including Messrs. Sanfilippo and Ruisanchez) to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $7,500.

Equity Grants

In 2017, the Company granted 10,000 restricted stock units to each non-employee director, which vest on May 1, 2018, the first anniversary of the date of grant.

Directors Health Plan

Pursuant to the Directors Health and Medical Insurance Plan (the “Directors Health Plan”), directors and their dependents are entitled to receive the same coverage as the Company’s employees under the Company’s group health plan. The Directors Health Plan provides for coverage for members of the Board of Directors, their spouses and children up to age 26 under the Company’s group health plan, and upon cessation of the services of a member who was serving as a director on January 1, 2011, a continuation of health and medical coverage under the Company’s group health plans for the member, his or her spouse and children up to age 26, for one year for every two years of service, up to a maximum of five years of extended medical coverage. Any director who was not serving as a director of Former Pinnacle on January 1, 2011 or who joins our Board in the future is not entitled to extended coverage following cessation of service as a director, but may be eligible to elect continuation coverage as provided by law under the Company’s group health plan. The Directors Health Plan further provides that, to the extent that a director receives coverage outside of the Company’s group health plan network, the director will be responsible for paying the first $5,000 of any co-payments or co-deductibles, and the Company will be responsible for any amount that exceeds $5,000. If at any time during the extended coverage period following cessation of service, the eligible director, or his or her spouse or minor children, becomes insured under another health plan or Medicare, the Company’s health plans will provide secondary coverage to the extent permitted by law. Upon a change in control, the Company will use its best efforts to provide continuation of health insurance under individual policies provided to the directors.

Directors Deferred Compensation Plan

Participation in the Company’s Directors Deferred Compensation Plan (the “Directors Plan”) is limited to directors of the Company, and each eligible director may elect to defer all or a portion of his or her annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Pinnacle Common Stock, at each director’s election. The only condition to each director’s receipt of shares or cash credited to his or her deferred compensation account is cessation of such director’s service as a director of the Company.

As of the date the director’s compensation would otherwise have been paid, and depending on the director’s election, the director’s deferred compensation account will be credited with either:

•	cash;

•

the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the amount of the director’s compensation for the calendar quarter which he or she elected to defer, by the average of the closing price of Pinnacle Common Stock on NASDAQ on the last ten business days of the calendar quarter for which such compensation is payable; or

•	a combination of cash and shares of Pinnacle Common Stock as described above.

If a director elects to defer compensation in cash, all such amounts credited to the director’s deferred compensation account will bear interest at an amount to be determined from time to time by the Board of Directors. No current director has deferred compensation in cash. The Company does not match any compensation deferred into the Directors Plan.

If a director has elected to receive shares of Pinnacle Common Stock in lieu of his or her cash, and we declare a dividend, such director’s deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director’s deferred compensation account by the closing price of Pinnacle Common Stock on NASDAQ on the date such dividend was paid.

Participating directors do not have any interest in the cash and/or Pinnacle Common Stock credited to their deferred compensation accounts until their distribution in accordance with the Directors Plan, nor do they have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Directors Plan are no greater than the rights of an unsecured general creditor of Pinnacle.

Each participating director may elect to have the aggregate amount of cash and shares credited to his or her deferred compensation account distributed to him or her in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed fifteen years. The lump sum payment or the first installment will be paid as of the first business day of the calendar quarter immediately following the cessation of the director’s service as a director. Before the beginning of any calendar year, a director may elect to change the method of distribution of any future interests in cash and/or Pinnacle Common Stock credited to his or her deferred compensation account in such calendar year.

The maximum number of shares of Pinnacle Common Stock that can be issued pursuant to the Directors Plan is 1,000,000 shares of Pinnacle Common Stock. As of March 6, 2018, 946,305 shares of Pinnacle Common Stock were available for issuance under the Directors Plan. The shares of Pinnacle Common Stock to be issued under the Directors Plan may be either authorized and unissued shares or reacquired shares. Mr. Comer is the only director who participated in the Directors Plan in 2017.

Director Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2017.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Charles L. Atwood	$191,887	$206,400	$0	$0	$398,287
Stephen C. Comer	$150,334	$206,400	$0	$4,750	$361,484
Ron Huberman	$109,167	$206,400	$0	$7,500	$323,067
James L. Martineau	$177,624	$206,400	$0	$4,500	$388,524
Desirée Rogers	$132,000	$206,400	$0	$0	$338,400
Jaynie M. Studenmund	$149,500	$206,400	$0	$7,500	$363,400

(a)	All fees earned in fiscal 2017 for services as a director, including annual retainer fees, meeting fees, and fees for committee chairs, whether paid in cash or deferred under the Director Plan, are included in this column. During 2017, Mr. Comer participated in the Directors Plan and elected to receive Pinnacle Common Stock in lieu of payment of fifty percent of director fees.
(b)	Each non-employee director was granted 10,000 restricted stock units on May 1, 2017, which vest on May 1, 2018. The value in this column represents the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 7 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The aggregate number of stock awards outstanding at December 31, 2017 held by each non-employee director was as follows: Charles L. Atwood—29,977; Stephen C. Comer—97,451; Ron Huberman—10,000; James L. Martineau—71,522; Desirée Rogers—44,494; and Jaynie Miller Studenmund—58,230. Each of the stock awards held by each director is fully vested, except for 10,000 restricted stock units granted to each non-employee director on May 1, 2017, which vest on May 1, 2018. The aggregate number of stock awards for Messrs. Comer and Martineau includes stock awards received by such directors pursuant to the Directors Plan.
(c)	None of the non-employee directors received options during the fiscal year ended December 31, 2017. The aggregate number of option awards outstanding at December 31, 2017 held by each non-employee director was as follows: Charles L. Atwood—0; Stephen C. Comer—59,000; Ron Huberman—0; James L. Martineau—59,000; Desirée Rogers—20,000; and Jaynie Miller Studenmund—0. Each of the option awards held by each director is fully vested.
(d)	The amounts shown in this column reflect contributions made for 2017 to charitable organizations under the Company’s Charitable Matching Contribution Program for Directors.

Compensation Committee Interlocks and Insider Participation

During 2017, Messes. Studenmund and Rogers and Messrs. Atwood and Comer served on the Compensation Committee. None of the members of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries or has any interlocking relationships that are subject to disclosure under the rules of the SEC relating to compensation committees.

Executive Officers

Executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Employment Agreements and Other Change in Control Provisions” below. The current executive officers are as follows:

Name	Age	Position with the Company
Anthony M. Sanfilippo	59	Chairman of the Board and Chief Executive Officer
Carlos A. Ruisanchez	47	President, Chief Financial Officer and Director
Virginia E. Shanks	57	Executive Vice President and Chief Administrative Officer
Donna S. Negrotto	52	Executive Vice President, General Counsel and Secretary
Neil E. Walkoff	48	Executive Vice President, Operations
Troy A. Stremming	50	Executive Vice President, Government Relations and Public Affairs

For biographical information for Messrs. Sanfilippo and Ruisanchez, see “—Information Regarding the Director Nominees” above.

Virginia E. Shanks—has been our Executive Vice President and Chief Administrative Officer since April 2016 and served as Former Pinnacle’s Chief Administrative Officer from May 2013 to April 2016 and Executive Vice President from October 2010 to April 2016. Prior to becoming Former Pinnacle’s Chief Administrative Officer in May 2013, she served as Chief Marketing Officer since October 2010. In addition, Ms. Shanks has served on the Board of Directors of Altria Group, Inc. since May 2017. Altria Group, Inc. is a public company that is a holding company with wholly-owned subsidiaries that are engaged in the manufacture and sale of cigarettes, machine-made large cigars, pipe tobacco, smokeless tobacco, innovative tobacco products and wine. Before joining Former Pinnacle, Ms. Shanks served as the Senior Vice President and Chief Marketing Officer of Multimedia Games, Inc., a slot machine manufacturer (which is now known as Everi Holdings Inc.) from July 2008 until October 2010. Ms. Shanks brings to us more than 35 years of marketing experience in gaming entertainment, including as Senior Vice President of Brand Management for Harrah’s Entertainment, Inc. (which is now known as Caesars Entertainment Corporation). During her time with Harrah’s, Ms. Shanks was responsible for maximizing the value of the company’s key strategic brands—Caesars, Harrah’s, and Horseshoe Casinos; the Total Rewards player loyalty program; and the World Series of Poker.

Donna S. Negrotto—has been our Executive Vice President, Secretary and General Counsel since July 2016. Prior to her current position, Ms. Negrotto served as the Company’s Vice President and Legal Counsel from April 2016 to July 2016. In addition, Ms. Negrotto has held numerous positions with Former Pinnacle, including as Vice President and Legal Counsel from May 2010 until January 2012 and from August 2013 until April 2016, and as Vice President of Legal and Government Affairs from January 2012 until August 2013. From 1996 to 1998, Ms. Negrotto served as Associate General Counsel of Casino Magic Corp., a publicly traded gaming company, which was acquired by Former Pinnacle’s predecessor Hollywood Park in 1998. Prior to joining Casino Magic Corp., Ms. Negrotto spent six years in private practice, where she primarily focused on gaming, commercial and environmental law.

Neil E. Walkoff—has been our Executive Vice President, Operations since April 2016 and served as Former Pinnacle’s Executive Vice President, Operations from August 2013 to April 2016. From April 2012 to August 2013, he served as Former Pinnacle’s Executive Vice President, Regional Operations. Mr. Walkoff currently oversees the operations of certain Pinnacle properties in Indiana, Louisiana, Ohio, Mississippi, Missouri, and Pennsylvania. Prior to April 2012, Mr. Walkoff served as Senior Vice President and General Manager—St. Louis since August 2010. Before joining Former Pinnacle in August 2010, Mr. Walkoff served as the General Manager of the Seneca Niagara Casino and Hotel and Buffalo Creek Casino for Seneca Gaming Corporation from February 2010 to August 2010. From May 1993 to February 2010, Mr. Walkoff served in various management positions at the operational and regional levels of Harrah’s Entertainment, Inc. (which is now known as Caesars Entertainment Corporation) and was Vice President and Assistant General Manager of Horseshoe Southern Indiana from August 2007 to January 2010.

Troy A. Stremming—has been our Executive Vice President, Government Relations and Public Affairs since April 2016 and served as Former Pinnacle’s Executive Vice President, Government Relations and Public Affairs from August 2013 to April 2016. Prior to joining Former Pinnacle, Mr. Stremming served as Senior Vice President of Government Relations and Public Affairs with Ameristar Casinos, Inc. from December 2000 to August 2013. From 1996 to 2000, Mr. Stremming was General Counsel for Station Casinos, Inc.’s Midwest operations, which was acquired in 2000 by Ameristar Casinos, Inc. Prior to working in the casino industry, Mr. Stremming practiced as an attorney specializing in corporate and commercial defense law. In his current role, Mr. Stremming oversees government relations and public and community relations for Pinnacle.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 filed by the Company on behalf of its directors and executive officers, or furnished to the Company by its stockholders holding more than 10% of Pinnacle Common Stock, during or with respect to the year ended December 31, 2017 pursuant to Rule 16a-3(e) of the Exchange Act, all required reports on such forms were timely filed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the name, number of shares and percent of the outstanding shares of Pinnacle Common Stock beneficially owned as of March 6, 2018 (except where a different date is indicated below) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Pinnacle Common Stock, each director, each named executive officer (as defined in the SEC rules), and all directors and executive officers as a group. In each instance, except as otherwise indicated, information as to the number of shares owned and the nature of ownership has been provided by the individuals or entities identified or described and is not within the direct knowledge of the Company.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Outstanding (a)
Baron Capital Group, Inc.	4,824,708	(b)	8.31%
The Vanguard Group, Inc.	4,390,973	(c)	7.57%
BlackRock, Inc.	3,603,853	(d)	6.21%
Prudential Financial, Inc.	3,337,997	(e)	5.75%
Jennison Associates LLC	3,297,415	(f)	5.68%
Anthony M. Sanfilippo	3,124,105	(g)	5.27%
Carlos A. Ruisanchez	1,306,431	(h)	2.22%
Virginia E. Shanks	599,606	(i)	1.03%
Neil E. Walkoff	308,195	(j)	*
James L. Martineau	215,036	(k)	*
Troy A. Stremming	202,491	(l)	*
Stephen C. Comer	182,848	(m)	*
Donna S. Negrotto	147,868	(n)	*
Desirée Rogers	78,230	(o)	*
Jaynie Miller Studenmund	68,230	(p)	*
Charles L. Atwood	43,713	(q)	*
Ron Huberman	10,000	(r)	*
Directors and executive officers as a group (12 persons)	6,286,735		10.32%

*	Less than one percent (1%) of the outstanding common shares.
(a)	Assumes exercise of stock options, exercisable on March 6, 2018 or within 60 days thereof, and restricted stock units that vest within 60 days thereof, beneficially owned by the named individuals into shares of Pinnacle Common Stock. Based on 58,040,414 shares of Pinnacle Common Stock outstanding as of March 6, 2018.
(b)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 14, 2018, by Baron Capital Group, Inc. (“Baron Capital Group”), BAMCO Inc. (“BAMCO”), Baron Capital Management, Inc. (“Baron Management”) and Ronald Baron (collectively, Baron Capital Group, BAMCO, Baron Management and Mr. Baron are referred to as “Baron Capital”). As of December 31, 2017, Baron Capital Group and Mr. Baron reported beneficially owning and having shared dispositive power over 4,824,708 shares of Pinnacle Common Stock and having shared voting power over 4,231,017 shares of Pinnacle Common Stock. As of December 31, 2017, BAMCO reported beneficially owning and having shared dispositive power over 4,253,093 shares of Pinnacle Common Stock and having shared voting power over 3,659,402 shares of Pinnacle Common Stock. As of December 31, 2017, Baron Management reported beneficially owning and having shared voting power and shared dispositive power over 571,615 shares of Pinnacle Common Stock. The address of Baron Capital is 767 Fifth Avenue, 49th Floor, New York, New York 10153.
(c)

Based solely on information contained in an amended Schedule 13G filed with the SEC on February 9, 2018, by The Vanguard Group, Inc. (“Vanguard”). As of December 31, 2017, Vanguard reported beneficially owning 4,390,973 of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Vanguard reported having sole voting power over 90,553 shares of Pinnacle Common Stock, shared voting power over 22,311 shares of Pinnacle Common Stock, sole dispositive power over 4,282,898 shares of Pinnacle Common Stock and shared dispositive power over 108,075 shares of Pinnacle Common Stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(d)	Based solely on information contained in an amended Schedule 13G filed with the SEC on January 29, 2018, by BlackRock, Inc. (“BlackRock”). As of December 31, 2017, BlackRock reported beneficially owning 3,603,853 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, BlackRock reported having sole voting power over 3,487,125 shares of Pinnacle Common Stock and sole dispositive power over 3,603,853 shares of Pinnacle Common Stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(e)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 13, 2018 by Prudential Financial, Inc., a parent holding company, and its investment adviser and broker dealer affiliates (collectively, “Prudential”). As of December 31, 2017, Prudential reported beneficially owning 3,337,997 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Prudential has sole voting power over 71,351 shares of Pinnacle Common Stock, shared voting power over 3,266,646 shares of Pinnacle Common Stock, sole dispositive power over 71,351 shares of Pinnacle Common Stock and shared dispositive power over 3,266,646 shares of Pinnacle Common Stock. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102. Pursuant to the amended Schedule 13G, Prudential is the indirect parent of Jennison Associates LLC (“Jennison”), which is also listed in this table.
(f)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 13, 2018, by Jennison. As of December 31, 2017, Jennison reported beneficially owning 3,297,415 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Jennison reported having sole voting power and shared dispositive power over 3,297,415 shares of Pinnacle Common Stock. The address of Jennison is 466 Lexington Avenue, New York, New York 10017. Pursuant to the amended Schedule 13G, Jennison is an indirect subsidiary of Prudential Financial, Inc., which is also listed in this table, and the 3,297,415 shares of Pinnacle Common Stock reported as beneficially owned by Jennison are included within the 3,337,997 shares reported as beneficially owned by Prudential.
(g)	Includes 1,189,193 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Sanfilippo, 72,728 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days of March 6, 2018, 32,998 restricted stock units that will vest within 60 days of March 6, 2018 and 1,694 shares of Pinnacle Common Stock that are held indirectly by Mr. Sanfilippo in the Company’s 401(k) plan. Also includes 373,267 shares of Pinnacle Common Stock that are beneficially owned by Mr. Sanfilippo which are held indirectly by Grantor Retained Annuity Trust, 662,554 shares of Pinnacle Common Stock that are beneficially owned by Mr. Sanfilippo which are held indirectly by the Sanfilippo Family Trust and 19,803 shares of Pinnacle Common Stock indirectly beneficially owned by Mr. Sanfilippo which are owned by his daughter.
(h)	Includes 681,913 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Ruisanchez, 32,500 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days of March 6, 2018 and 15,000 restricted stock units that will vest within 60 days of March 6, 2018. Also includes 344,095 shares of Pinnacle Common Stock beneficially owned by Mr. Ruisanchez that are held indirectly by the Ruisanchez Family Trust.
(i)	Includes 165,355 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Shanks, 25,000 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days of March 6, 2018 and 11,000 restricted stock units that will vest within 60 days of March 6, 2018. Also includes 213,829 shares of Pinnacle Common Stock beneficially owned by Ms. Shanks that are held indirectly by the Shanks Family Trust.
(j)	Includes 127,282 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Walkoff, 12,728 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days of March 6, 2018 and 5,775 restricted stock units that will vest within 60 days of March 6, 2018.
(k)

Includes 59,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Martineau, 47,994 restricted stock units that have vested as of March 6, 2018, 10,000 restricted stock units that will vest within 60 days of March 6, 2018, 12,119 shares of Pinnacle Common

Stock credited to Mr. Martineau’s deferred compensation account under the Directors Plan and includes 1,409 phantom stock units beneficially owned by Mr. Martineau. Also includes 4,166 shares of Pinnacle Common Stock beneficially owned by Mr. Martineau that are held indirectly by his spouse and 2,025 shares of Pinnacle Common Stock beneficially owned by Mr. Martineau that are held indirectly by his spouse’s individual retirement account.

(l)	Includes 65,784 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Stremming, 8,500 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days of March 6, 2018 and 4,000 restricted stock units that will vest within 60 days of March 6, 2018.
(m)	Includes 59,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Comer, 44,994 restricted stock units that have vested as of March 6, 2018, 10,000 restricted stock units that will vest within 60 days of March 6, 2018, 41,048 shares of Pinnacle Common Stock credited to Mr. Comer’s deferred compensation account under the Directors Plan and 1,409 phantom stock units beneficially owned by Mr. Comer. Also includes 7,000 shares of Pinnacle Common Stock beneficially owned by Mr. Comer that are held indirectly by the Comer Family Trust.
(n)	Includes 1,250 shares of Pinnacle Common Stock which are subject to options that are exercisable by Ms. Negrotto within 60 days of March 6, 2018, 1,800 restricted stock units that will vest within 60 days of March 6, 2018 and 1,166 shares of Pinnacle Common Stock held indirectly by Ms. Negrotto in the Company’s 401(k) plan.
(o)	Includes 20,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Rogers, 34,494 restricted stock units that have vested as of March 6, 2018 and 10,000 restricted stock units that will vest within 60 days of March 6, 2018.
(p)	Includes 48,230 restricted stock units held by Ms. Studenmund that have vested as of March 6, 2018 and 10,000 restricted stock units that will vest within 60 days of March 6, 2018.
(q)	Includes for Mr. Atwood 19,977 restricted stock units that have vested as of March 6, 2018 and 10,000 restricted stock units that will vest within 60 days of March 6, 2018.
(r)	Includes for Mr. Huberman 10,000 restricted stock units that will vest within 60 days of March 6, 2018.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

The Compensation Committee has also reviewed the Company’s compensation programs for employees, including executive officers, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Transactions with Related Persons, Promoters and Certain Control Persons

The Company’s Audit Committee charter requires that the Audit Committee review on an ongoing basis and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K. The Company reviews all relationships and transactions reported to it in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

The Company employs Matthew Bunyan as Vice President of Marketing at our River City Casino and Ameristar Casino St. Charles. Mr. Bunyan is the brother-in-law of Neil E. Walkoff, our Executive Vice President, Operations. The Audit Committee has approved the employment arrangement with Mr. Bunyan. Total compensation paid to Mr. Bunyan in 2017 was $249,461.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides narrative disclosure regarding the compensation plans, programs and arrangements we employed for individuals serving as our Chief Executive Officer, President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers at the end of the 2017 fiscal year, as determined under the rules of the SEC (collectively, our “named executive officers”).

During fiscal 2017, our named executive officers were:

•	Anthony M. Sanfilippo, Chairman of the Board and Chief Executive Officer;

•	Carlos A. Ruisanchez, President, Chief Financial Officer and Director;

•	Virginia E. Shanks, Executive Vice President and Chief Administrative Officer;

•	Neil E. Walkoff, Executive Vice President, Operations; and

•	Troy A. Stremming, Executive Vice President, Government Relations and Public Affairs.

Business Overview

Pinnacle Entertainment, Inc. owns and operates 16 gaming, hospitality and entertainment businesses, of which 15 operate in leased facilities. Our owned facility is located in Ohio and our leased facilities operate in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Pennsylvania.

As a discretionary consumer entertainment and leisure product, our business is particularly sensitive to economic cycles and consumer sentiment, and, therefore, results from year to year can be volatile and somewhat unpredictable. Our business operations are also generally susceptible to changes in the competitive and legislative environment which can have an unanticipated impact on our operating results.

Executive Compensation Philosophy and Objectives

In developing compensation plans for our named executive officers, the Compensation Committee seeks to balance all of these business characteristics and create a program that will motivate and reward named executive officers for their performance and for creating value for our stockholders over time. The Compensation Committee regularly evaluates and revises, as necessary, our compensation programs to ensure that they support our business objectives and provide competitive compensation levels for our named executive officers. As both an operator of existing casino properties and a developer of new properties, the business objectives that need to be recognized in our compensation programs include:

•	Focusing on prudent growth in both current and future projects;

•	Maximizing operational efficiency;

•	Managing cash flow for investment and debt management;

•	Maximizing operating earnings of our current properties; and

•	Creating long-term value for our stockholders.

More specifically, our compensation programs strive to support our business needs by meeting the following objectives:

•	Allowing us to attract and retain a high quality management team capable of managing and growing the business for the benefit of our stockholders;

•	Providing a competitive compensation program appropriate for the size and complexity of Pinnacle relative to the market for executive pay;

•	Aligning actual pay results with performance for stockholders, with an opportunity to realize pay above target levels for excellent performance and below target levels for poor performance;

•	Incentivizing management to maximize stockholder value without taking undue financial risks and while maintaining credibility in the capital markets;

•	Rewarding individual contribution, in addition to team efforts; and

•	Maintaining effective incentives during different economic environments.

Although we reference the market from time to time for competitive pay practices in setting overall target pay levels for our executives, we do not define a specific percentile of market for targeting executive pay. We consider many factors, including the actual performance and contribution of our executives, and internal pay comparisons between our executives, when determining individual executive pay, as discussed in more detail below.

The Compensation Committee considers all relevant information in light of their individual experience, knowledge of the Company, knowledge of the peer companies discussed below, knowledge of each named executive officer and their business judgment when making decisions regarding our executive compensation program.

Pay for Performance

Pinnacle Entertainment, Inc. has a strong philosophy that executive pay should vary with performance in order to align executive interests with those of our stockholders over time. Our executive pay system is thoughtfully designed to reinforce this philosophy and to drive value-creating financial, operating, and strategic results, while also taking our external environment into account. Our executive compensation program brings this philosophy to life by incorporating the following features:

•	The majority of our pay is delivered through performance-based incentives that result in above target pay when performance is high and below target pay when performance is poor;

•

A significant portion of our executive incentive awards are delivered in shares of Pinnacle Common Stock over the longer-term to encourage strong sustainable results over multiple years and to align the ultimate value of the award with stockholder interests;

•

The performance criteria used in Pinnacle’s 2017 Annual Incentive Plan are weighted heavily toward objective financial measures and encourage the achievement of its financial commitments to its stockholders;

•	We have instituted clawbacks and stock ownership guidelines for executives that are intended to align our executives with our stockholders;

•

Our insider trading policy prohibits executive officers and directors from hedging their ownership of Pinnacle Common Stock, including transactions in puts, calls, or other derivative instruments and also prohibits executive officers and directors from placing shares of Pinnacle Common Stock in margin accounts and pledging shares of Pinnacle Common Stock; and

•

We avoid tax gross-ups, single triggers on payments in the event of a change-in-control, and other employment provisions that could cause excessive awards in the event of a termination or change-in-control situation.

Fiscal 2017 Performance Context for Compensation Decisions

Pinnacle achieved record overall financial results in 2017. During 2017, consolidated revenues increased by $183.0 million, or 7.7%, year over year to $2.6 billion and Consolidated Adjusted EBITDAR was $701.9 million, an increase of $47.4 million, or 7.2%. In 2017, Pinnacle achieved record financial performance by implementing revenue growth and operational improvement initiatives across the Company’s properties, which included a full year of results from The Meadows Racetrack and Casino. For a further discussion regarding Consolidated Adjusted EBITDAR and a reconciliation of Income (loss) from continuing operations to Consolidated Adjusted EBITDAR, please see Item 7. Management Discussion and Analysis of Financial Conditions and Results of Operations of Pinnacle’s Annual Report on Form 10-K on pages 37 and 38.

In addition, other accomplishments for the year include the following:

•

Entered into an Agreement and Plan of Merger, dated as of December 17, 2017, by and among the Company, Penn National Gaming, Inc. (“Penn National”) and Franchise Merger Sub, Inc., a wholly owned subsidiary of Penn National, whereby Penn National would acquire the Company and each share of common stock of the Company issued and outstanding immediately prior to the effective time will be canceled and converted automatically into the right to receive (1) $20 in cash, subject to increase in certain circumstances; and (2) 0.420 of a share of Penn National Common Stock, which implies a total purchase price of $32.47 in value per Pinnacle share based on Penn National’s closing price on December 15, 2017;

•	Repaid $131.2 million of net aggregate principal amount of debt under Pinnacle’s Amended and Restated Credit Agreement; and

•	Repurchased approximately 1.1 million shares of the Company’s common stock for $22.3 million, pursuant to a share repurchase program.

The Compensation Committee took each of these accomplishments and other relevant factors into account in assessing the performance of our named executive officers in 2017.

Oversight of Executive Compensation

Role of Compensation Committee

The Compensation Committee has overall responsibility for the compensation programs and policies pertaining to our named executive officers. The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Overseeing development and implementation of our compensation plans for our named executive officers;

•	Overseeing development, implementation, and administration of our equity compensation plans for executives and other employees;

•

Reviewing and approving compensation for our Chief Executive Officer and other named executive officers, including setting goals and objectives, evaluating performance, verifying results, and determining pay levels;

•

Overseeing regulatory compliance with respect to executive and equity compensation matters, including assessing the extent to which our compensation programs could encourage undue risk-taking by executives and employees; and

•	Approving, or recommending to the Board for approval when deemed appropriate, all employment, retention and/or severance agreements for named executive officers.

The Compensation Committee also is responsible for reviewing and submitting to the Board recommendations concerning compensation for our non-employee directors.

Role of Management in Compensation Process

The Compensation Committee relies significantly on the input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of our named executive officers (other than the Chief Executive Officer). Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each named executive officer and his perspective on the factors described above in developing his recommendations for each named executive officer’s compensation, including salary adjustments, equity grants and incentive bonuses. The Compensation Committee discusses our Chief Executive Officer’s recommendations, consults with its independent advisor, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

The compensation of our Chief Executive Officer is determined by the Compensation Committee, which approves any adjustments to his base salary, performance incentive compensation and equity awards from year to year and obtains the Board’s approval (excluding the Chief Executive Officer and Chief Financial Officer). The Compensation Committee makes determinations regarding our Chief Executive Officer’s compensation independently and without him present. Our Chief Executive Officer attends portions of the Compensation Committee meetings, but does not attend portions of those meetings related to making specific decisions on his compensation.

In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee and by working with the outside independent compensation consultants to give them the information necessary for them to complete their reports. Other members of our executive management team also occasionally attend portions of the Compensation Committee meetings.

Role of Outside Consultants

The Compensation Committee retains the services of an outside independent executive compensation consultant to assess the competitiveness of our compensation programs, conduct other research as directed by the Compensation Committee, and support the Compensation Committee in the design of executive and director compensation. In 2017, the Compensation Committee retained Exequity LLP (“Exequity”) to assist in the review and assessment of our compensation programs. The Compensation Committee has assessed the independence of Exequity pursuant to SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services, with no affiliation with any other Pinnacle service provider. In 2017, Exequity provided the Compensation Committee with assistance on a variety of matters, including a competitive assessment of compensation pertaining to its executive officers and senior management, an assessment regarding its director compensation levels and practices, support related to incentive plan design and regulatory and legislative matters affecting compensation and opinions on various management proposals. Exequity did not provide any other services to the Company outside of its engagement by the Compensation Committee.

Competitive Pay Comparisons

When determining the compensation opportunity for individual named executive officers, including salaries, bonuses, and equity grants, the Compensation Committee takes many factors into account, including such executive’s experience, responsibilities, management abilities, job performance, performance of the Company as a whole, current market conditions, competitive pay for similar positions at comparable companies and at companies in other industries that could recruit Pinnacle executives, and pay relative to other executives at Pinnacle. These factors are considered by the Compensation Committee without any specific formula or weighting. The Company does not set compensation at a specific percentile of market comparisons. However, the Compensation Committee references the market from time to time for executives at similar companies to assess the overall competitiveness and reasonableness of pay.

In order to assist the Compensation Committee in evaluating the pay of the Chief Executive Officer and also in evaluating the Chief Executive Officer’s recommendation for the pay of the Chief Financial Officer, the Compensation Consultant provided a competitive compensation analysis in 2016 which relied, in part, on an analysis of compensation at peer companies (in the gaming industry and the hospitality industry generally) that are considered to be the most suitable comparisons to Pinnacle. In developing this group of peer companies, we considered input from Exequity, which conducted an evaluation considering industry categorizations, revenue sizes, and peer company overlap among potential peers. We also incorporated feedback from management and the Compensation Committee regarding labor markets and comparability of potential peers. The peer group used in 2016 to inform 2017 pay decisions consisted of 12 companies with median revenues of roughly $3.0 billion. These peer companies consisted of:

•	Boyd Gaming Corporation

•	Caesars Entertainment Corporation

•	Churchill Downs Incorporated

•	Hyatt Hotels Corporation

•	Isle of Capri Casinos, Inc.

•	Las Vegas Sands Corp.

•	MGM Resorts International

•	Penn National Gaming, Inc.

•	Royal Caribbean Cruises Ltd.

•	Scientific Games Corporation

•	Vail Resorts, Inc.

•	Wynn Resorts, Limited

The Compensation Committee also periodically considers information from compensation surveys, which include data from companies in other industries that might recruit Pinnacle executives.

The Compensation Committee believes that our executive team has unique skills and experience that, in some cases, limit the direct comparability of market data due to the relatively few number of gaming companies. From time to time, the Compensation Committee evaluates the companies that are in our peer group and for continued appropriateness.

Elements of Compensation

Overview of Compensation Elements

During 2017, Pinnacle’s executive compensation and benefits for its named executive officers consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation, and the objectives served by each element. A description of each element is discussed in greater detail following the table.

Fiscal 2017 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives
Base Salaries	• Fixed cash payment	• Based on level of responsibility, experience, and individual performance, compared to other executives and the external market	• Attract and retain talent • Recognize career experience and individual performance • Provide a competitive salary • Recognize internal relationship between pay and responsibility by level

Annual Bonuses	• Performance-based annual incentive bonuses for named executive officers	• Tied to level of achievement of financial objectives	• Promote and reward achievement of Pinnacle’s annual financial objectives and individual performance contribution • Align executive interests with stockholder interests • Retain talent

Long-Term Incentives	• Annual grants of restricted stock with performance conditions with multi-year vesting, except for new hire or promotional grants which may be episodic	• Directly linked with long-term financial and stock price performance	• Align executive interests with stockholder interests • Attract and retain talent • Focus on long-term performance outcomes

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan • Group term life insurance	• Not applicable	• Attract and retain talent • Provide competitive compensation

Executive Perquisites	• Financial and tax planning and commuting expenses	• Not applicable	• Attract and retain talent • Provide competitive compensation

Base Salaries

We intend for the base salaries of our named executive officers to provide a minimum level of compensation for highly qualified executives. The base salaries of our named executive officers are subject to occasional modification based on an evaluation of each executive’s contribution, experience, responsibilities, external market data as well as the relative pay among senior executives at the Company. Each factor is considered on a discretionary basis without formulas or weights. We consider relative pay between executives because our perspective is that some consistency in pay emphasizes teamwork across the senior leadership level.

The table below shows the salaries earned by each named executive officer during 2017.

Name	Salary
Anthony M. Sanfilippo	$1,200,000
Carlos A. Ruisanchez	$880,000
Virginia E. Shanks	$660,000
Neil E. Walkoff	$575,000
Troy A. Stremming	$475,000

Effective as of January 1, 2018, the Compensation Committee increased the base salaries of Messrs. Sanfilippo and Ruisanchez to $1,500,000 and $950,000, respectively, and Ms. Shanks to $700,000. On January 1, 2017, the Compensation Committee granted to Mr. Sanfilippo 40,000 shares of restricted stock units in lieu of a raise in base salary for 2017, which restricted stock units vested in one installment on January 1, 2018.

Annual Bonuses

We intend that bonuses paid to our named executive officers will reward them for the achievement of successful financial, strategic, and operational performance over yearly periods. The 2017 Annual Incentive Plan measures and rewards our named executive officers based on a formula directly linked to the annual financial results of the Company, as measured by non-GAAP Adjusted EBITDAR, as described below. We believe Adjusted EBITDAR provides a highly operational focus and aligns the pay for our top executives directly with the short-term results delivered to our stockholders. It is the perspective of the Company and the Compensation Committee that an objective annual incentive system provides clarity for the senior executive team regarding their focus and rewards and encourages the attainment of “stretch” performance objectives by providing a clearly defined upside in the incentive plan design.

The 2017 Annual Incentive Plan approved by the Compensation Committee established a clearly defined annual incentive opportunity for all of our named executive officers. The objectives included:

•	Creating a clearly defined target bonus opportunity for our named executive officers, which we believe enhances motivation and competitiveness with the external market;

•	Providing well-defined upside opportunities, to encourage stretch performance beyond the annual operating plans; and

•	Clearly aligning pay with performance.

Specifically, our annual bonuses for the named executive officers for 2017 were based on a formula using objective factors, with quantitative short-term financial targets set at the beginning of the year. Each executive had a defined bonus target as a percentage of salary, and the final bonus payable at the end of the year was determined based on the quantitative financial results at year end, compared to the targets set at the beginning of the year, subject to reduction based on the Compensation Committee’s discretion. The upside potential for the quantitative performance goals was up to 200% of the target award for superior performance, with the potential to earn zero for underperformance relative to the stated performance objective.

For 2017, the specific award opportunities at threshold, target and maximum performance for each named executive officer were as follows:

Name	Threshold Incentive as % of Salary	Target Incentive as % of Salary	Maximum Incentive as % of Salary
Anthony M. Sanfilippo	80%	160%	320%
Carlos A. Ruisanchez, Virginia E. Shanks and Neil E. Walkoff	50%	100%	200%
Troy A. Stremming	40%	80%	160%

To measure performance, the Compensation Committee selected Adjusted EBITDAR in order to balance near term operational performance with delivering sustained improvements in cash flow from reduction of costs and investment and financing activities.

For the 2017 Annual Incentive Plan, the threshold Adjusted EBITDAR established by the Compensation Committee was $617 million, the target Adjusted EBITDAR was $686 million and the maximum Adjusted EBITDAR was $741 million. The percentage of the bonuses allocated to the achievement of Adjusted EBITDAR was 100% of the total bonus. In establishing the 2017 Annual Incentive Plan, the Compensation Committee retained the discretion to decrease, but not to increase, the amount of any bonus even if the Adjusted EBITDAR goals were met or exceeded, based on objective or subjective factors and circumstances as the Compensation Committee deemed relevant or appropriate.

For purposes of determining bonuses, the Compensation Committee determined that the Company has achieved Adjusted EBITDAR of $707.1 million in 2017. Based on the 2017 consolidated results, the 2017 Annual Incentive Plan funded at 103% of the overall target bonus.

In calculating Adjusted EBITDAR for purposes of determining bonuses, the Compensation Committee began with income (loss) from continuing operations and made adjustments for the following items: income tax benefit (expense); other non-operating income; loss from equity method investment; interest expense, net of capitalized interest, write-downs, reserves, and recoveries; non-cash share-based compensation; pre-opening, development and other costs; impairments of goodwill and other intangible assets; and depreciation and amortization. In addition, the Compensation Committee made adjustments for the following items in calculating Adjusted EBITDAR: lost revenue due property closures for a water main break at Ameristar Vicksburg and lost revenue due to Hurricanes Harvey and Nate at Boomtown New Orleans, L’Auberge Lake Charles and L’Auberge Baton Rouge.

Based on the factors described above, the Compensation Committee approved the following bonuses for its named executive officers for 2017:

Name	Bonus
Anthony M. Sanfilippo	$2,649,600
Carlos A. Ruisanchez	$1,214,400
Virginia E. Shanks	$910,800
Neil E. Walkoff	$793,500
Troy A. Stremming	$500,000

Long-Term Incentives

We believe that awards of equity to our named executive officers provide a valuable incentive for them and helps align their interests with that of our stockholders for periods of time longer than one fiscal year. As part of our long-term incentive plan for 2017, we granted to our executive officers shares of restricted stock. Restricted stock also helps align pay with performance as their value fluctuates with changes in the share price over time. However, restricted stock also maintains some value in difficult economic environments and, therefore, meet our objectives of retaining executive talent and maintaining effective incentives during difficult economic environments. All of our equity awards are subject to vesting and require each executive to remain employed with the Company for a period of time or risk forfeiting the award.

Grants of 2017 Performance-Based Restricted Stock

In 2017, our long-term incentive plan provides that the long-term incentives granted to the executive officers should consist of 100% of shares of performance-based restricted stock. In determining the size of the equity awards, the Compensation Committee took into consideration each executive’s contribution, experience, responsibilities, external market data as well as the relative pay among senior executives at the Company. The performance-based restricted stock granted to our named executive officers is intended to provide rewards in connection with achieving our long-term financial growth objectives and for achieving superior shareholder returns relative to companies in similar industries. Such shares of restricted stock provide recipients with the ability to receive a number of shares of Pinnacle Common Stock, subject to the Company achieving specified performance criteria. In 2017, we granted our named executive officers two awards of restricted stock, one in February and one in April.

In February 2017, we granted shares of restricted stock that initially measure Total Shareholder Return (“TSR”) achievement, which is measured over the performance period relative to the S&P Leisure Time Services Select Industry Index. The TSR results are then further modified by a share performance (“Share Performance”) test achievement, which is based on the performance of the Company’s Common Stock share price performance over the performance period (determined by the closing price of the Company’s shares of common stock on the last day of the performance period). In the event the stock price at the end of the period increased by 50% over the grant price, the TSR portion of the award will be increased by 25%. In the event that the stock price at the end of the period decreased by 50% from the grant price, the TSR portion of the award will be decreased by 25%. For outcomes between +50% and -50%, linear interpolation will be applied. In no event will the total opportunities associated with the awards exceed 200% of target.

In April 2017, we granted shares of restricted stock, which vest over a four-year period based on the Company’s Adjusted EBITDAR. The Compensation Committee set an initial performance goal of $350 million of Adjusted EBITDAR for the performance period beginning on April 1, 2017 through December 31, 2017 and a performance goal of $500 million in Adjusted EBITDAR for each of the fiscal years ending December 31, 2018, 2019 and 2020.

As a result of these considerations, the Compensation Committee approved the following equity grants for the following named executive officers in 2017:

Name	Grant Date	Restricted Stock at Target Performance
Anthony M. Sanfilippo	02/15/2017	47,904	(1)
	04/04/2017	154,340	(2)
Carlos A. Ruisanchez	02/15/2017	23,419	(1)
	04/04/2017	75,460	(2)
Virginia E. Shanks	02/15/2017	17,564	(1)
	04/04/2017	56,590	(2)
Neil E. Walkoff	02/15/2017	10,711	(1)
	04/04/2017	34,510	(2)
Troy A. Stremming	02/15/2017	6,320	(1)
	04/04/2017	20,360	(2)

(1)	The shares of restricted stock were granted on February 15, 2017 and vest on December 31, 2019. The performance period is from January 1, 2017 through December 31, 2019. The number of shares of restricted stock shown in the table above assumes that target performance has been achieved. The total number of shares of restricted stock that vests on December 31, 2019 will depend on the relative TSR and Share Performance achieved during the performance period, as discussed above, which may result in the executive officer receiving fewer shares than reflected in the table above. Depending on Pinnacle’s performance during the performance period, the ultimate incentive ranges between 0% to 200% of the number of shares of restricted stock granted.
(2)

The shares of restricted stock were granted on April 4, 2017 and vest in four annual installments. The number of shares of restricted stock shown in the table above assumes that target performance has been achieved. The Compensation Committee set an initial performance goal of $350 million of Adjusted

EBITDAR for the performance period beginning on April 1, 2017 through December 31, 2017 and a performance goal of $500 in Adjusted EBITDAR for each of the fiscal years ending December 31, 2018, 2019 and 2020. Depending on Pinnacle’s performance during the performance period, the ultimate incentive is either 0% or 100% of the number of shares of restricted stock granted.

Vesting of April 2017 Performance-Based Restricted Stock Awards

On February 15, 2018, the Compensation Committee certified the results for the shares of restricted stock granted on April 4, 2017 for the performance period beginning on April 1, 2017 and ending on December 31, 2017, which is 25% of the restricted stock award (described above). Based on the Company’s Adjusted EBITDAR (which is the same definition used in the 2017 Annual Incentive Plan), the Compensation Committee determined that the Company had achieved $532.2 million in Adjusted EBITDAR for the performance period, which is 104% of target.

In calculating Adjusted EBITDAR for purposes of determining bonuses, the Compensation Committee began with income (loss) from continuing operations and made adjustments for the following items: income tax benefit (expense); other non-operating income; loss from equity method investment; interest expense, net of capitalized interest, write-downs, reserves, and recoveries; non-cash share-based compensation; pre-opening, development and other costs; impairments of goodwill and other intangible assets; and depreciation and amortization. In addition, the Compensation Committee made adjustments for the following items in calculating Adjusted EBITDAR: lost revenue due property closures for water main break at Ameristar Vicksburg and lost revenue due to Hurricanes Harvey and Nate at Boomtown New Orleans, L’Auberge Lake Charles and L’Auberge Baton Rouge.

Based on this performance from April 1, 2017 through December 31, 2017, the Compensation Committee approved the issuance of the following number of shares of Pinnacle Common Stock:

Name	Shares of Common Stock
Anthony M. Sanfilippo	38,585
Carlos A. Ruisanchez	18,865
Virginia E. Shanks	14,147
Neil E. Walkoff	8,627
Troy A. Stremming	5,090

Payouts under the 2015 Long-Term Incentive Plan

Pursuant to the 2015 Long-Term Incentive Plan (the “2015 LTIP”), the Compensation Committee granted performance cash units to Pinnacle’s named executive officers, which settle in cash. For the 2015 LTIP, the Compensation Committee granted the following performance cash units:

Name	Number of Performance Cash Units
Anthony M. Sanfilippo	255,778
Carlos A. Ruisanchez	113,679
Virginia E. Shanks	85,259
Neil E. Walkoff	49,735
Troy A. Stremming	44,998

To measure performance, the Compensation Committee selected a non-GAAP Adjusted EBITDA performance goal and a TSR performance goal to measure success in order to balance near term operational performance with delivering sustained improvements in cash flow from reduction of costs, investment and financing activities.

Specifically, the objective performance targets established by the Compensation Committee were based on (1) Adjusted EBITDA performance goals for 2015, 2016 and 2017; and (2) a TSR performance goal, all as defined in the 2015 LTIP. The performance cash units vest at the end of the performance period from January 1, 2015 through December 31, 2017 (the “Performance Period”).

For 2015, the Adjusted EBITDA performance goals were $502 million in Adjusted EBITDA as a threshold, $590 million in Adjusted EBITDA as the target and $679 million in Adjusted EBITDA as the maximum. For 2016, the Adjusted EBITDA performance goals were $540 million in Adjusted EBITDA as a threshold, $635 million in Adjusted EBITDA as the target and $730 million in Adjusted EBITDA as the maximum. For 2017, the Adjusted EBITDA performance goals were $583 million in Adjusted EBITDA as a threshold, $686.3 million in Adjusted EBITDA as the target and $789 million in Adjusted EBITDA as the maximum.

In calculating Adjusted EBITDA for purposes of the 2015 LTIP, the Compensation Committee began with income (loss) from continuing operations and made adjustments for the following items: income tax benefit (expense); other non-operating income; loss from equity method investment; interest expense, net of capitalized interest, write-downs, reserves, and recoveries; non-cash share-based compensation; pre-opening, development and other costs; impairments of goodwill and other intangible assets; and depreciation and amortization. The Compensation Committee made adjustments for the following items in calculating Adjusted EBITDA for 2015: lost revenue and expenses due to impact of floods at Belterra Park and Boomtown Bossier City and certain long-term incentive expenses for performance cash awards. In addition, the Compensation Committee made adjustments for the following items in calculating Adjusted EBITDA for 2016: lost revenue due to property closures for flooding at L’Auberge Baton Rouge and L’Auberge Lake Charles and for a power outage at River City; expenses associated with a medical claim; expenses associated with a gaming system conversion at Ameristar East Chicago; and rent expense associated with the Meadows. Further, the Compensation Committee made adjustments for the following items in calculating Adjusted EBITDA for 2017: lost revenue due property closures for water main break at Ameristar Vicksburg and lost revenue for Hurricanes Harvey and Nate at Boomtown New Orleans, L’Auberge Lake Charles and L’Auberge Baton Rouge.

The TSR performance goal specified that, if the Company’s TSR during the Performance Period as compared to a specified peer group was in the bottom third of the peer group, then the minimum vesting factor of 67% would result, that a TSR performance in the middle third of the peer group would result in the target vesting factor of 100% and a TSR performance in the top third of the peer group would result in the maximum TSR vesting factor of 133%. The Company’s TSR performance for the Performance Period was 98.0%, which is in the top third of the peer group, so the TSR vesting factor was 133%.

Based on the foregoing, the Compensation Committee determined that the Company earned $619.6 million in Adjusted EBITDA for 2015, $659.4 million in Adjusted EBITDA for 2016 and $707.1 million in Adjusted EBITDA for 2017. As a result of this performance, the Adjusted EBITDA Vesting Factor was 111.88%. In addition, the Compensation Committee determined that the relative TSR during the performance period was in the 98th percentile in 2015, 2016 and 2017. As a result, the TSR Vesting Factor was 133% and the total vesting factor (when combined with the Adjusted EBITDA Vesting Factor of 111.88%), was 148.80%.

Based on the Company’s performance, the Compensation Committee determined that the following amounts will be paid to each of the following named executive officers:

Name
Anthony M. Sanfilippo	$380,599
Carlos A. Ruisanchez	$169,155
Virginia E. Shanks	$126,866
Neil E. Walkoff	$74,006
Troy A. Stremming	$66,957

Treatment of Equity Awards in Connection with Penn National Merger

As mentioned above, Pinnacle entered into an Agreement and Plan of Merger, dated as of December 17, 2017, by and among the Company, Penn National and Franchise Merger Sub, Inc., whereby Penn National would acquire the Company. Pursuant to such agreement, each Pinnacle stock option and each other Pinnacle long-term incentive award, including those held by our named executive officers, whether vested or unvested, that was granted before December 17, 2017 will vest as of the closing of the acquisition and be cancelled and converted into the right to receive the cash and stock merger consideration in respect of each share of Pinnacle Common Stock underlying such award (less, in the case of stock options, the applicable exercise price). Performance-based awards granted in 2016 will be settled based on actual performance, certain performance-based awards granted in 2017 will be settled assuming the applicable performance condition is satisfied, and the remainder of performance-based awards granted in 2017 will be settled assuming actual performance for 2017 and target performance for 2018 and 2019. Performance conditions with respect to awards granted after the signing of the merger agreement will be deemed satisfied at target as of the closing. Each such award will vest as to the first tranche as of the closing and be settled for cash and stock merger consideration, with the balance of each such award to be assumed by Penn National and, in the case of performance-based awards, be converted into time-based awards. For additional information, see our definitive joint proxy statement/prospectus filed with the Securities and Exchange Commission on February 28, 2018.

Stock Ownership Guidelines

In April 2016, the Board of Directors approved stock ownership guidelines for each of its executive officers and directors. Pursuant to its stock ownership guidelines, the Company’s executive officers are required to own the following shares of Pinnacle Common Stock by the end of the fourth year that the person was appointed to his or her position.

Name	Number of Shares of Common Stock
Chief Executive Officer	300,000
President	150,000
Executive Vice Presidents	50,000
Senior Vice Presidents	20,000
Member of Board of Directors	20,000

The following interests count toward the targeted ownership: (1) shares of Pinnacle Common Stock owned outright; (2) shares of Pinnacle Common Stock held in benefit plans (e.g., 401(k) Plan); (3) vested and/or unvested restricted stock; (4) vested and/or unvested restricted stock units; and (5) phantom stock units. Unexercised options and unearned performance shares do not count toward the targeted ownership. As of the date of this Proxy Statement, each of the named executive officers exceeds the targeted ownership pursuant to the stock ownership guidelines.

Hedging, Margin Accounts and Pledging Pinnacle Common Stock

The Company’s insider trading plan prohibits executive officers and directors from hedging their ownership of Pinnacle Common Stock, including transactions in puts, calls, or other derivative instruments related to Pinnacle Common Stock. In addition, the Company’s insider trading plan prohibits executive officers and directors from placing shares of Pinnacle Common Stock in margin accounts and pledging shares of Pinnacle Common Stock.

Risk Assessments

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance.

A portion of compensation provided to the executive officers is in the form of restricted stock that are important to help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of these equity awards fluctuate dollar for dollar with the Company’s stock price and do not represent significant downward/upward risk and reward.

Recovery of Incentive Compensation Policy

The Company’s Board of Directors has adopted a policy on recovery of incentive compensation in the event of a financial restatement, also known as a “clawback policy.” The policy provides that the Compensation Committee may take any action to recover all or a portion of any excess bonus paid to an executive officer provided that (1) there is a restatement of the Company’s financial statements for the fiscal year for which a bonus was paid, other than a restatement due to changes in accounting principles or applicable law, and (2) the Compensation Committee determines that the executive officer has received an “excess bonus” for the relevant fiscal year. The amount of the excess bonus shall be equal to the difference between the bonus paid to the executive officer and the payment or grant that would have been made based on the restated financial results. The requirement of an executive officer to repay all or a portion of the excess bonus as determined by the Compensation Committee shall only exist if the Audit Committee has taken steps to consider restating the financials prior to the end of the third year following the year in question.

The Compensation Committee may take such action in its discretion that it determines appropriate to recover all or a portion of the excess bonus if it deems such action appropriate under the facts and circumstances. Such actions may include recovery of all or a portion of such amount from the executive officer from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on equity awards, and direct repayment by the executive officer.

Retirement and Welfare Benefits

The named executive officers are eligible to participate in all of the Company’s normal retirement and welfare programs on the same terms as generally available to substantially all of our full-time employees. These include a 401(k) plan and matching contributions, health and disability insurance coverage, and group life insurance programs. In addition, the Company’s named executive officers are covered by the Company’s general health plan applicable to all of the Company’s employees.

In addition to these standard retirement and welfare benefits, the Company provides certain additional savings and benefit programs available to our senior management, which we believe are in the best interest of our stockholders, as they enable us to attract and retain high quality executives and help those executives maintain their focus on the business needs of the Company rather than their own personal financial considerations:

•	An Executive Deferred Compensation Plan, or the Executive Plan; and

•	Financial and Tax Planning

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “Executive Plan”) allows executive officers to elect to defer a portion of their salary and bonuses each year into a non-qualified deferred compensation account, which is an unsecured obligation of the Company to pay compensation at a later date. This allows the executives to receive tax-deferred savings and appreciation to support their individual retirement needs. The Compensation Committee has the discretion to change the floating crediting rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter. Amounts that an executive officer elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly.

Financial and Tax Planning

The Company reimburses certain members of senior management, including the named executive officers, for expenses related to financial or tax assistance and estate planning. In 2017, the Company reimbursed up to $24,000 for related expenses for Mr. Sanfilippo and up to $22,000 for related expenses to the other named executives officers. In December 2017, the Compensation Committee approved the payment on behalf of the named executives officers of financial and tax planning services for a total value of $35,000 for each named executive officer for a two and half year period beginning January 1, 2018 through June 2020.

Executive Perquisites

In 2017, we provided limited perquisites to our named executive officers, which consisted of financial and tax planning expenses (as described above). In addition, we paid for certain travel expenses associated with Ms. Shanks, who lives in Reno, Nevada and commutes to Las Vegas, Nevada, including a corporate apartment and incidental expenses associated with the corporate apartment, use of a Company automobile, airfare and incidental expenses associated with Ms. Shanks traveling to and from Reno, Nevada to our Las Vegas, Nevada offices. Further, Messrs. Sanfilippo and Ruisanchez are entitled to receive an annual matching contribution up to a maximum aggregate amount of $7,500, pursuant to the Charitable Matching Contributions Program for Directors. The Compensation Committee believes that our named executive officers value the perquisites provided to them and the cost to us of the perquisites is de minimus.

Other Considerations

Impact of Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”), as in effect for fiscal year 2017, generally disallowed a tax deduction to public companies for compensation over $1,000,000 paid to each of the Company’s chief executive officer and the three other most highly compensated officers (other than the Chief Financial Officer), except for compensation that is “performance based.” In 2017, we provided certain compensation awards to our named executive officers so that most, if not all, awards will be deductible without limitation.

Consideration of Say-on-Pay Vote Results

At the 2017 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, by 98% of votes cast, excluding abstentions and broker non-votes. The Compensation Committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our Board recommends that you vote “FOR” Proposal 2 at the Annual Meeting. For more information, see “Proposal No. 2—Advisory Approval of the Company’s Named Executive Officers.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee

Jaynie Miller Studenmund (Chair)
Stephen C. Comer
Desirée Rogers

Summary Compensation Table

The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015, except for Mr. Stremming, who was not a named executive officer in 2015.

	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Nonqualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
Anthony M. Sanfilippo Chairman of the Board and Chief Executive Officer	2017	$1,200,000	$—	$5,809,275	$—	$3,030,199	$—	$30,050	$10,069,524
	2016	$1,200,000	$—	$2,458,311	$1,182,287	$2,411,507	$—	$32,884	$7,284,989
	2015	$1,200,000	$—	$1,483,246	$560,291	$2,394,000	$—	$15,404	$5,652,941

Carlos A. Ruisanchez President and Chief Financial Officer	2017	$880,000	$—	$2,556,594	$—	$1,383,555	$—	$20,550	$4,840,699
	2016	$800,000	$—	$1,107,998	$528,333	$1,004,800	$—	$20,687	$3,461,818
	2015	$800,000	$—	$652,491	$248,614	$1,064,000	$—	$3,975	$2,769,080

Virginia E. Shanks Executive Vice President and Chief Marketing Officer	2017	$660,000	$—	$1,917,337	$—	$1,037,666	$5,915	$77,195	$3,698,113
	2016	$600,000	$—	$819,499	$406,410	$753,600	$4,527	$77,860	$2,661,896
	2015	$600,000	$—	$477,747	$186,764	$718,200	$4,553	$60,683	$2,047,947

Neil E. Walkoff Executive Vice President, Operations	2017	$575,000	$—	$1,169,242	$—	$867,506	$—	$20,550	$2,632,298
	2016	$525,000	$—	$430,244	$206,903	$659,400	$—	$21,194	$1,842,741
	2015	$525,000	$—	$307,562	$109,148	$558,600	$—	$13,291	$1,513,601

Troy A. Stremming Executive Vice President Governmental Relations and Public Affairs	2017	$475,000	$—	$689,860	$—	$566,957	$—	$26,000	$1,757,817
	2016	$475,000	$—	$298,103	$138,179	$477,280	$—	$21,410	$1,409,972

(a)	The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 7 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(b)	The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 7 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(c)	The amount in this column for each of the named executive officers includes the bonus that he or she earned based on achievement of pre-established performance targets under the 2017 Annual Incentive Plan and 2015 LTIP. For a more detailed discussion of these bonuses, see the “— Compensation Discussion and Analysis — Elements of Compensation” section above.
(d)	Amount reflects the 2017 above-market earnings for contributions into the Executive Deferred Compensation Plan.
(e)	For Mr. Sanfilippo, All Other Compensation in 2017 consisted of (1) $4,050 in matching 401(k) contributions; (2) $18,500 in tax and financial planning expenses; and (3) $7,500 in charitable matching contributions. For Ms. Shanks, All Other Compensation in 2017 consisted of (1) $3,012 in matching 401(k) contributions; (2) $21,500 in tax and financial planning expenses; (3) $15,980 in airfare and incidental expenses associated with personal travel to the executive’s home; (4) $11,166 for use of the Company’s automobile and related expenses; and (5) $25,537 for expenses related to the use of the corporate apartment. For Messrs. Ruisanchez and Walkoff, All Other Compensation in 2017 consisted of (1) $4,050 in matching 401(k) contributions; and (2) $16,500 in tax and financial planning expenses. For Mr. Stremming, All Other Compensation in 2017 consisted of (1) $4,050 of in matching 401(k) contributions; and (2) $21,950 in tax and financial planning services.

Employment Agreements and Other Change of Control Provisions

The Company has entered into employment agreements with the named executive officers. In the discussion of the terms of their employment agreements below, we sometimes refer to them collectively, as the “Executives” and individually, as an “Executive.”

On April 28, 2016, the Company assumed the employment agreement from Former Pinnacle with Anthony M. Sanfilippo for his role as the Company’s Chief Executive Officer and a director of the Company, with an annual base salary of $1,200,000. The employment agreement was originally entered into on August 18, 2014. Mr. Sanfilippo does not receive any compensation for his service as Chairman of the Board. Mr. Sanfilippo’s employment agreement provides for an initial term ending August 31, 2019, provided that, commencing on April 30, 2019 and as of April 30 of each year thereafter, his employment agreement shall renew automatically for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date. Mr. Sanfilippo received a retention grant of a non-qualified stock options covering 50,000 shares of the Company’s Common Stock, of which 50% vests on the fourth anniversary of the date of the employment agreement and 50% vests on the fifth anniversary of the date of the employment agreement.

On April 28, 2016, the Company assumed the employment agreements with Carlos A. Ruisanchez, the Company’s President, Chief Financial Officer and director, Virginia E. Shanks, the Company’s Executive Vice President and Chief Administrative Officer, Neil E. Walkoff, Executive Vice President, Operations and Troy A. Stremming, Executive Vice President, Government Relations and Public Affairs. The original employment agreements were entered into on October 13, 2014. Pursuant to the employment agreements, as amended, Mr. Ruisanchez earned an annual base salary of $880,000 in 2017, Ms. Shanks earned an annual base salary of $660,000 in 2017, Mr. Walkoff earned an annual base salary of $575,000 in 2017, and Mr. Stremming earned an annual base salary of $475,000 in 2017. The employment agreements provide for an initial term ending October 31, 2017, provided that, commencing on June 30, 2017 and as of June 30 of each year thereafter, the employment agreements shall renew automatically for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On December 11, 2017, the Company entered into amendments to the employment agreements with Messrs. Sanfilippo and Ruisanchez and Ms. Shanks to increase the base salaries in their respective employment agreements, effective as of January 1, 2018. Mr. Sanfilippo’s annual base salary increased from $1,200,000 to $1,500,000, Mr. Ruisanchez’s annual base salary increased from $880,000 to $950,000, and Ms. Shanks’ annual base salary increased from $660,000 to $700,000.

Bonus Eligibility

The table below sets forth information about the Executives’ current eligibility for bonuses under the terms of their respective employment agreements, as amended. The bonus percentages reflect the bonus percentages provided under the employment agreements with each of the named executive officers.

Name	Bonus Eligibility
Anthony M. Sanfilippo

•  Targeted annual bonus of 160% of annual base salary based upon meeting performance targets developed by the Compensation Committee; and

•  An upside potential for the annual bonus to be not less than 320% of the annual base salary if the maximum performance goals are satisfied.

Carlos A. Ruisanchez, Virginia E. Shanks and Neil Walkoff

•  Targeted annual bonus of 100% of annual base salary based upon meeting performance targets developed by the Compensation Committee; and

•  An upside potential for the annual bonus to be not less than 200% of the annual base salary if the maximum performance goals are satisfied.

Troy A. Stremming

•  Targeted annual bonus of 80% of annual base salary based upon meeting performance targets developed by the Compensation Committee; and

•  An upside potential for the annual bonus to be not less than 160% of the annual base salary if the maximum performance goals are satisfied.

All of the Named Executive Officers

•  Eligible to receive special bonuses, in addition to his or her annual bonus, in the discretion of the Board or the Compensation Committee.

•  Bonuses earned may be paid in cash, restricted stock units and other equity awards, or a combination thereof, as determined in the Company’s discretion.

Payments and Benefits upon Termination; Treatment of Equity Grants – Generally

In general, if an Executive’s employment is terminated (regardless of the reason therefor), the Company shall pay or cause to be paid to such Executive all accrued but unpaid annual base salary and bonus and any compensation previously voluntarily deferred by such Executive, and all benefits provided to such Executive under his or her employment agreement shall cease, except as otherwise required by applicable law or the terms of the applicable employment agreement. In addition, the Executives shall be entitled to receive a prorated annual bonus for the year of termination, except in the case of termination for “cause.”

Except in the event an Executive’s employment is terminated by the Company for “cause” or by the Executive without “good reason,” the Executive shall be entitled to receive continuation of health benefits coverage for the Executive and his or her dependents and disability insurance coverage for the Executive for 24 months following termination or, if earlier, until the Executive and his or her dependents become covered or eligible for coverage under another group health plan or group disability plan, subject to certain pre-existing condition limitations. During the applicable period, the Company shall pay any applicable premiums on such coverage on behalf of the Executive, provided that, in the event such premium payment by the Company results in a violation of applicable law, the Company shall pay to the Executive or the Executive’s estate, as applicable, a fully taxable monthly amount that, after the payment of all applicable taxes by the Executive or the Executive’s estate, is equal to the total monthly premiums payable for such coverage.

The Executives’ employment agreements provide that, in the event of an Executive’s employment with the Company is terminated for any reason other than (i) termination by the Executive without “good reason” or (ii) termination by the Company for “cause,” all vested equity awards that contain exercise periods shall terminate on the earlier of (a) the expiration of their stated terms or (b) two (2) years after the termination of his or her employment with the Company. In the event of an Executive’s employment is terminated by the Executive without “good reason,” all vested equity awards shall terminate on the earlier of the expiration of the stated term or eighteen (18) months after the termination. In the event of an Executive’s employment is terminated by the Company for “cause,” all vested equity awards shall terminate on the earlier of the expiration of the stated term or thirty (30) days after the termination. Other than in the event an Executive’s employment is terminated by the Company without “cause” or by the Executive for “good reason,” in each case within 24 month following a change of control, the post-termination survival of unexercised and/or unpaid equity awards is dependent on the Executive’s compliance with certain restrictive covenants in the employment agreement, including non-competition, no-hire-away, and non-solicitation covenants. Further, unvested equity awards shall terminate on the termination of an Executive’s employment with the Company, except as otherwise provided under the applicable terms, if any, of the equity plan, the equity award agreements or the employment agreements.

The Executives may be entitled to receive additional payments or benefits, or the consequences of termination of employment described above may be subject to change, depending on the circumstances under which an Executive’s employment is terminated, as further described below under the headings “Payments and Benefits upon Termination by the Company without Cause or by the Executive for Good Reason, Other than upon Change of Control,” “Payments and Benefits upon Termination by the Company without Cause or by the Executive for Good Reason upon a Change of Control” and “Payments and Benefits upon Termination Due to Death or Disability.”

Payments and Benefits upon Termination by the Company for Cause or by the Executive without Good Reason

If an Executive’s employment is terminated by the Company for Cause or by such Executive without “good reason,” such Executive shall not be entitled to receive any payments or benefits other than as specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants – Generally.”

Payments and Benefits upon Termination by the Company without Cause or by the Executive for Good Reason, Other than upon a Change of Control

If an Executive’s employment is terminated by the Company without “cause” or by such Executive for “good reason” other than within 24 months following a Change of Control, the following shall apply:

•	Such Executive shall be entitled to receive the payments and benefits specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants – Generally.”

•

Such Executive shall be entitled to receive an amount equal to 150% of the sum of (a) such Executive’s annual base salary in effect on the date of termination and (b) the average annual bonus paid to such Executive in the three years before termination. The salary component shall be paid in monthly installments over 18 months in accordance with the Company’s regular salary payment schedule, and the bonus component shall be paid in two equal annual installments on the first and second anniversaries of the termination of employment.

•

In addition, with respect to all outstanding equity awards that do not contain performance-based vesting conditions, the portion of such equity awards that would have become vested and/or exercisable during the eighteen months following the date of termination shall continue to vest as if the Executive’s employment had not terminated.

•

With respect to any of Mr. Sanfilippo’s outstanding performance-based equity awards, Mr. Sanfilippo shall be entitled to participate in such performance-based awards on a prorated basis at the end of the applicable performance period (with such determination to be based on actual performance through the applicable performance period), and such prorated portion shall be based on (i) the number of full months Mr. Sanfilippo was employed during the applicable performance period plus eighteen months of continued accrual service credit following the date of termination of employment (or if shorter, through the end of the performance period) divided by (ii) the number of full months in the performance period.

•

With respect to any other outstanding performance-based equity awards, the Executive (other than Mr. Sanfilippo who is discussed above) shall be entitled to participate in such performance-based awards on a prorated basis at the end of the applicable performance period (with such determination to be based on actual performance through the applicable performance period), and such prorated portion shall be based on (i) the number of full months the Executive was employed during the applicable performance period divided by (ii) the number of full months in the performance period.

Payments and Benefits upon Termination by the Company without Cause or by the Executive for Good Reason upon a Change of Control

If an Executive’s employment is terminated by the Company without “cause” or by such Executive for “good reason” at the time of or within 24 months after a change of control, the following shall apply:

•	Such Executive shall be entitled to receive the payments and benefits specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants – Generally.”

•

Such Executive shall be entitled to receive an amount equal to 200% of the sum of (a) such Executive’s annual base salary in effect on the date of termination and (b) the target bonus for the year of termination, payable in a lump sum as soon as practicable but in no event more than 30 days after the termination of employment.

•

In addition to those equity awards already vested, any unvested equity awards, and any unvested replacement equity awards that may have been granted to such Executive to replace unvested equity awards that expired by their terms in connection with a change of control, shall become fully vested and may be exercised immediately by such Executive and, with respect to performance-based equity awards, all such awards shall be considered to be earned at target performance levels and payable as of the termination of Executive’s employment. To the extent that any unvested equity awards terminate by their terms at the time of or in connection with a change of control and replacement equity awards of at least equivalent value are not granted to an Executive, the Executive shall receive, as additional cash severance at the time of termination, the consideration paid by the acquiring person for the securities underlying the unvested expired equity awards at the time of the change of control less, to the extent applicable, (a) the exercise price or other consideration payable by the Executive for the equity awards and (b) the value of any replacement equity awards realized by the Executive through or as a result of such termination.

Payments and Benefits upon Termination Due to Death or Disability

If an Executive dies or the Company terminates the Executive’s employment due to disability, the following shall apply:

•

Such Executive, the Executive’s estate, or the Executive’s dependents, as applicable, shall be entitled to receive the payments and benefits specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants – Generally.”

•

With respect to all outstanding equity awards that do not contain performance-based vesting conditions, such equity awards shall become fully vested and immediately exercisable by such Executive or the Executive’s estate, as applicable. With respect to any outstanding performance-based equity awards, all such performance-based awards shall continue to vest and/or be paid on the schedule set forth in the applicable award agreement as if the Executive’s employment had not terminated.

Additional Terms

Under certain circumstances, any payment on account of termination of an Executive’s employment which is deemed to be “deferred compensation” under Internal Revenue Code Section 409A will be delayed for six months after the termination, except in the case of such Executive’s death.

It is a condition to an Executive’s right to receive severance payments and benefits under such Executive’s employment agreement that the Executive execute a general release in favor of the Company and its affiliates. In addition, certain non-competition, no-hire-away, and non-solicitation covenants apply to the Executives for specified periods following the termination of employment under certain circumstances.

The employment agreements of the Executives contain a “best net” provision in the event any payment or benefit to be paid or made payable to an Executive or for his or her benefit under his or her employment agreement on a “change of control” (within the meaning of Section 280G of the Code) constitutes an “excess parachute payment” (within the meaning of Sections 280G and 4999 of the Code). Under the employment agreements, if the excise tax is triggered, then the payments or benefits received under the employment agreement shall be reduced to the extent necessary to avoid triggering the excise tax, unless the Executive would have a more favorable after-tax result by receiving the unreduced payments and benefits and paying the excise tax himself or herself, without a gross-up from the Company. Accordingly, the amounts payable under the employment agreements of the Executives set forth below may be reduced.

Treatment of Equity Awards in Connection with Penn National Merger

As mentioned above, Pinnacle entered into an Agreement and Plan of Merger, dated as of December 17, 2017, by and among the Company, Penn National and Franchise Merger Sub, Inc., whereby Penn National would acquire the Company. Pursuant to such agreement, each Pinnacle stock option and each other Pinnacle long-term incentive award, including those held by our named executive officers, whether vested or unvested, that was granted before December 17, 2017 will vest as of the closing of the acquisition and be cancelled and converted into the right to receive the cash and stock merger consideration in respect of each share of Pinnacle Common

Stock underlying such award (less, in the case of stock options, the applicable exercise price). Performance-based awards granted in 2016 will be settled based on actual performance, certain performance-based awards granted in 2017 will be settled assuming the applicable performance condition is satisfied, and the remainder of performance-based awards granted in 2017 will be settled assuming actual performance for 2017 and target performance for 2018 and 2019. Performance conditions with respect to awards granted after the signing of the merger agreement will be deemed satisfied at target as of the closing. Each such award will vest as to the first tranche as of the closing and be settled for cash and stock merger consideration, with the balance of each such award to be assumed by Penn National and, in the case of performance-based awards, be converted into time-based awards. For additional information, see our definitive joint proxy statement/prospectus filed with the Securities and Exchange Commission on February 28, 2018.

Termination by the Company without Cause or by the Executive for Good Reason, Other than upon a Change of Control

The following table sets forth the amounts payable under the employment agreements with the Executives in the event of a termination by the Company without “cause” or by the Executive for “good reason” other than in connection with a change of control. The amounts in the table assume that the triggering event took place on December 31, 2017. The last closing price of Pinnacle Common Stock as of December 31, 2017 was $32.73.

Name	Cash Severance ($) (a)	Value of Equity Awards that Have Accelerated Vesting ($)	Value of Benefit Continuation ($) (b)	Total ($)
Anthony M. Sanfilippo	$6,692,754	$15,399,621	$34,869	$22,127,244
Carlos A. Ruisanchez	$3,576,400	$5,088,464	$39,073	$8,703,937
Virginia E. Shanks	$3,011,594	$3,828,410	$30,204	$6,870,208
Neil E. Walkoff	$2,246,000	$1,990,994	$38,417	$4,275,411
Troy A. Stremming	$1,783,340	$1,518,687	$39,232	$3,341,259

(a)	These amounts include cash severance payments and pro-rated bonuses as mandated by each Executive’s employment agreement and, in the case of Ms. Shanks, amounts deferred under the Executive Deferred Compensation Plan.
(b)	These amounts are estimates based on current costs for the continuation of health and disability benefits.

Termination by the Company without Cause or by the Executive for Good Reason upon a Change of Control

The following table sets forth the amounts payable under the employment agreements of the Executives in the event of a termination by the Company without “cause” or by the Executive for “good reason” at the time of or within 24 months after a change of control. The amounts in the table assume that the triggering event took place on December 31, 2017. The last closing price of Pinnacle Common Stock as of December 31, 2017 was $32.73.

Name	Cash Severance ($) (a)	Value of Equity Awards that Have Accelerated Vesting ($)	Value of Benefit Continuation ($) (b)	Total ($)
Anthony M. Sanfilippo	$8,160,000	$23,856,504	$34,869	$32,051,373
Carlos A. Ruisanchez	$4,400,000	$9,717,555	$39,073	$14,156,628
Virginia E. Shanks	$3,697,694	$7,307,066	$30,204	$11,034,964
Neil E. Walkoff	$2,875,000	$4,130,014	$38,417	$7,043,431
Troy A. Stremming	$2,090,000	$2,836,402	$39,232	$4,965,634

(a)	These amounts include cash severance payments and pro-rated bonuses mandated by each Executive’s employment agreement and, in the case of Ms. Shanks, amounts deferred under the Executive Deferred Compensation Plan.
(b)	These amounts are estimates based on current costs for the continuation of health and disability benefits.

Termination due to Death or Disability

The following table sets forth the amounts payable under the employment agreements of the Executives in the event of a termination due to death or disability. The amounts in the table assume that the termination took place on December 31, 2017. The last closing price of Pinnacle Common Stock as of December 31, 2017 was $32.73.

Name	Cash Severance ($) (a)	Value of Equity Awards that Have Accelerated Vesting ($)	Value of Benefit Continuation ($) (b)	Total ($)
Anthony M. Sanfilippo	$1,920,000	$23,856,504	$34,869	$25,811,373
Carlos A. Ruisanchez	$880,000	$9,717,555	$39,073	$10,636,628
Virginia E. Shanks	$1,057,694	$7,307,066	$30,204	$8,394,964
Neil E. Walkoff	$575,000	$4,130,014	$38,417	$4,743,431
Troy A. Stremming	$380,000	$2,836,402	$39,232	$3,255,634

(a)	These amounts include cash severance payments and pro-rated bonuses mandated by each Executive’s employment agreement and, in the case of Ms. Shanks, amounts deferred under the Executive Deferred Compensation Plan.
(b)	These amounts are estimates based on current costs for the continuation of health and disability benefits.

Executive Deferred Compensation Plan

In 2016, we adopted the Executive Deferred Compensation Plan (the “Executive Plan”), which allows certain of our highly compensated employees to defer, on a pre-tax basis, a portion of their base annual salaries and bonuses. The Executive Plan is administered by the Compensation Committee, and participation in the Executive Plan is limited to employees who are (i) determined by us to be includable within a select group of employees, (ii) subsequently chosen from the select group, and (iii) approved by the Compensation Committee.

Under the Executive Plan, a participating employee may elect to defer up to 75% of his or her salary for the next year, and up to 90% of his or her bonus for the next year. Any such deferred compensation is credited to a deferral contribution account. A participating employee is at all times fully vested in his or her deferred contributions, as well as any appreciation or depreciation attributable thereto. Amounts that a participating employee elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly. The Compensation Committee has the discretion to change the crediting rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter.

In general, distributions under the Executive Plan are payable upon termination (before the participating employee qualifies for retirement), retirement, death, disability and upon the occurrence of a financial emergency. A participating employee will also receive distributions upon a change in control of the Company, to the extent permitted under Section 409A. When making an election to defer salary and bonus, a participating employee can specify that the amounts deferred will be paid on certain dates at least two years after the amounts are deferred or at retirement.

Non-Qualified Deferred Compensation Table

The following table shows the deferred compensation activity for our named executive officers for the Executive Plan during the fiscal year ended December 31, 2017. Ms. Shanks was the only named executive officer to have a balance in the Executive Plan during the fiscal year ended December 31, 2017.

Name	Executive Contributions in Last FY (a)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Virginia E. Shanks	$65,769	$0	$17,398	$0	$397,694

(a)	The amount shown in the “Executive Contributions in Last FY” is reported as compensation in the fiscal year ended December 31, 2017 in the Summary Compensation Table for Ms. Shanks.
(b)	The portion of the amount shown in “Aggregate Earnings in Last FY” that is reported as compensation for the fiscal year ended December 31, 2017 in the Summary Compensation Table for Ms. Shanks is $5,915.

2016 Equity and Performance Incentive Plan

Our Board of Directors adopted the 2016 Equity and Performance Incentive Plan (“2016 Plan”) in April 2016. The 2016 Plan was approved by our then sole stockholder, Former Pinnacle, on April 18, 2016. The 2016 Plan is administered by our Compensation Committee. The Compensation Committee had broad discretion and power in administering the 2016 Plan, in determining which of our employees, directors, and consultants could participate, and the terms of individual awards. The 2016 Plan has a ten year term and expires on April 18, 2026.

Awards under the 2016 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing.

Performance awards under the 2016 Plan consist of awards that provide payments determined by the achievement of performance goals over a performance period. The Compensation Committee determines the relevant performance goals and the performance period. The performance goals shall be based on the attainment of specified levels of, or growth of, one or any combination of (or a formula based on) modified calculations of certain specified factors. The eligible factors included: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; total stockholder return; appreciation in and/or maintenance of the price of the shares or any of our other publicly-traded securities; market share; gross profits; earnings before taxes; earnings before interest and taxes; EBITDA; an adjusted formula of EBITDA; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of Pinnacle or any affiliate, division or business unit of Pinnacle.

Grant of Plan-Based Awards

The following table provides information regarding our grant of plan-based awards made to each named executive officer in 2017.

Name	Grant Date (a)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock or Units (#) (d)	Grant Date Fair Value of Stock and Option Awards (e)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony M. Sanfilippo	—	$960,000	$1,920,000	$3,840,000
	1/01/2017							40,000	$580,000
	2/15/2017				23,952	47,904	95,808		$2,262,860
	4/04/2017					154,340			$2,966,415
Carlos A. Ruisanchez	—	$440,000	$880,000	$1,760,000
	2/15/2017				11,710	23,419	46,838		$1,106,253
	4/04/2017					75,460			$1,450,341
Virginia E. Shanks	—	$330,000	$660,000	$1,320,000
	2/15/2017				8,782	17,564	35,128		$829,678
	4/04/2017					56,590			$1,087,660
Neil E. Walkoff	—	$287,500	$575,000	$1,150,000
	2/15/2017				5,356	10,711	21,422		$505,960
	4/04/2017					34,510			$663,282
Troy A. Stremming	—	$190,000	$380,000	$760,000
	2/15/2017				3,160	6,320	12,640		$298,540
	4/04/2017					20,360			$391,319

(a)	All of the grants of stock awards presented above were made pursuant to the 2016 Plan. During 2017, none of the named executive officers were granted options.
(b)	As discussed in the “Compensation Discussion and Analysis” section above, the following bonuses were awarded under the 2017 Annual Incentive Plan adopted pursuant to the 2016 Plan: (i) Mr. Sanfilippo received a bonus of $2,649,600; (ii) Mr. Ruisanchez received a bonus of $1,214,400; (iii) Ms. Shanks received a bonus of $910,800; (iv) Mr. Walkoff received a bonus of $793,500; and (v) Mr. Stremming received a bonus of $500,000.
(c)	On February 15, 2017, the named executive officers received grants of shares of restricted stock with performance conditions at target amounts shown above, but which shares of restricted stock were issued at the maximum amounts shown above. On April 4, 2017, the named executive officers received a grant of restricted stock with performance conditions, which provided that the target number of shares of restricted stock would only be obtainable depending on the Company’s performance.
(d)	On January 1, 2017, Mr. Sanfilippo was granted 40,000 restricted stock units in lieu of a raise in his base salary, which restricted stock units vested in one installment on January 1, 2018.
(e)	The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 7 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity award grants held at December 31, 2017 by each named executive officer.

	Option Awards (a)					Stock Awards (b)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested(#) (d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Vested ($) (c)
Anthony M. Sanfilippo	650,000	—		$2.56	3/14/2020
	200,000	—		$2.86	5/22/2019
	105,366	—		$6.19	5/21/2020
	83,070	27,690	(e)	$6.97	5/20/2021
	—	50,000	(f)	$6.98	8/18/2024
	78,030	78,030	(g)	$10.55	10/05/2022
	72,727	218,183	(h)	$11.51	4/28/2023
						5,910	(e)	$193,434
						52,527	(g)	$1,719,209
						98,993	(h)	$3,240,041
						40,000	(i)	$1,309,200
									9,890	(j)	$323,700
									3,532	(k)	$115,602
									154,340	(l)	$5,051,548
Carlos A. Ruisanchez	200,000	—		$3.36	8/01/2018
	75,000	—		$2.27	3/01/2020
	240,000	—		$3.89	3/28/2018
	30,000	—		$2.86	5/22/2019
	39,024	—		$6.19	5/21/2020
	30,765	10,255	(e)	$6.97	5/20/2021
	34,624	34,624	(g)	$10.55	10/05/2022
	32,500	97,500	(h)	$11.51	4/28/2023
						2,188	(e)	$71,613
						23,308	(g)	$762,871
						45,000	(h)	$1,472,850
									4,396	(j)	$143,881
									1,756	(k)	$57,474
									75,460	(l)	$2,469,806
Virginia E. Shanks	20,000	—		$4.22	5/24/2018
	42,000	—		$2.86	5/22/2019
	29,268	—		$6.19	5/21/2020
	23,077	7,693	(e)	$6.97	5/20/2021
	26,010	26,010	(g)	$10.55	10/05/2022
	25,000	75,000	(h)	$11.51	4/28/2023
						1,643	(e)	$53,775
						17,565	(g)	$574,902
						33,000	(h)	$1,080,090
									3,297	(j)	$107,911
									1,317	(k)	$43,105
									56,590	(l)	$1,852,191
Neil E. Walkoff	20,000	—		$4.22	5/24/2018
	42,000	—		$2.86	5/22/2019
	21,200	—		$6.19	5/21/2020
	16,155	5,385	(e)	$6.97	5/20/2021
	15,200	15,201	(g)	$10.55	10/05/2022
	12,727	38,183	(h)	$11.51	4/28/2023
						1,150	(e)	$37,640
						10,134	(g)	$331,686
						17,325	(h)	$567,047
									1,731	(j)	$56,656
									803	(k)	$26,282
									34,510	(l)	$1,129,512
Troy A. Stremming	30,000	—		$6.50	8/13/2020
	14,617	4,873	(e)	$6.97	5/20/2021
	12,667	12,667	(g)	$10.55	10/05/2022
	25,500	8,500	(h)	$11.51	4/28/2023
						1,040	(e)	$34,039
						8,614	(g)	$281,936
						12,000	(h)	$392,760
									1,200	(j)	$39,276
									474	(k)	$15,514
									20,360	(l)	$666,383

(a)	The option awards were granted pursuant to the 2005 Equity and Performance Incentive Plan (the “2005 Plan”) (which awards were assumed under the Company’s 2016 Plan), 2015 Equity and Performance Incentive Plan (the “2015 Plan”) (which awards were assumed under the Company’s 2016 Plan) and 2016 Plan, as well as certain options granted outside of the stockholder approved plans (see the Equity Compensation Plan Information at Fiscal Year-End table below).
(b)	The stock awards consist of (i) restricted stock units; and (ii) restricted stock. The stock awards were made pursuant to the 2005 Plan, 2015 Plan and 2016 Plan.
(c)	The market value of stock awards reported in the columns above were computed by multiplying $32.73, the closing market price of Pinnacle’s stock at December 31, 2017, by the number of shares of stock awarded.
(d)	The number of shares of restricted stock shown above is based on achieving the threshold performance goals as set forth in the equity incentive plans.
(e)	The vesting date is May 20, 2018.
(f)	The vesting dates are August 18, 2018 and August 18, 2019.
(g)	The vesting dates are October 5, 2018 and October 5, 2019.
(h)	The vesting dates are April 28, 2018, April 28, 2019 and April 28, 2020.
(i)	The vesting date is January 1, 2018.
(j)	The vesting date is December 31, 2018.
(k)	The vesting date is December 31, 2019.
(l)	The vesting dates are December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options and vesting of restricted stock units during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Anthony M. Sanfilippo	—	—	235,927	$4,527,497
Carlos A. Ruisanchez	—	—	137,220	$3,045,348
Virginia E. Shanks	100,000	$1,691,000	102,772	$2,280,820
Neil E. Walkoff	60,000	$964,342	77,977	$1,742,906
Troy A. Stremming	—	—	50,813	$1,135,555

Equity Compensation Plan Information at Fiscal Year-End

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders
Stock Options and Other Awards (a)	6,484,092	$7.34	4,990,034
Directors Plan (b)	53,167	—	946,305
Total	6,537,259		5,936,339
Equity compensation plans not approved by security holders (c)	1,005,500	$3.33	—
Total	7,542,759	$6.53	5,936,339

(a)	Consists of shares of Pinnacle Common Stock to be issued upon the exercise of 4,021,222 stock options, vesting of 1,720,236 restricted stock unit awards, 2,818 phantom stock unit awards, and 739,816 shares of restricted stock.

(b)	Consists of shares of Pinnacle Common Stock credited to directors’ deferred compensation accounts to be issued pursuant to the Directors Plan, described under “Director Compensation—Directors Deferred Compensation Plan” above. All such shares are fully vested and payable upon cessation of service as a director.

(c)	Consists of:

•

200,000 shares of Pinnacle Common Stock subject to options granted to Carlos A. Ruisanchez in 2008 and 650,000 shares of Pinnacle Common Stock subject to options granted to Anthony M. Sanfilippo in 2010. The options granted to Messrs. Ruisanchez and Sanfilippo were granted as an inducement to employment. The exercise price of the options granted to Mr. Ruisanchez is $3.36 and the options vested over a four-year period. The options expire on August 1, 2018, subject to certain termination events as governed by the grant of options and Mr. Ruisanchez’s employment agreement. The exercise price of the options granted to Mr. Sanfilippo is $2.56, and the options vested over a five-year period. The options expire on March 14, 2020, subject to certain termination events as governed by the grant of options and Mr. Sanfilippo’s employment agreement.

•

155,500 shares of Pinnacle Common Stock issuable upon the exercise of options granted to certain employees of Ameristar Casinos, Inc. (“Ameristar”) in connection with the merger between the Company and Ameristar. The options were granted on August 13, 2013 as an inducement to employment. The options have an exercise price of $6.50, vest over four years and expire on August 13, 2020, subject to certain termination events as governed by the grant of options and the employment agreements with the employees, if any. As part of the group of Ameristar employees who received options on August 13, 2013, Troy A. Stremming received 30,000 options.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all of our employees and the annual total compensation of Mr. Sanfilippo. For the fiscal year 2017, the median of the annual total compensation of all employees of the Company (other than Mr. Sanfilippo) was $26,014, and the annual total compensation of Mr. Sanfilippo, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $10,069,524. Based on this information, for fiscal 2017, the ratio of the annual total compensation of Mr. Sanfilippo to the median of the annual total compensation of all employees of the Company (other than Mr. Sanfilippo) was 387.1 to 1.

The ratio of the annual total compensation of Mr. Sanfilippo to the median of the annual total compensation of all employees of the Company (other than Mr. Sanfilippo) presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This ratio is not comparable to the ratio reported by other public companies, because each company uses its own assumptions, methodologies and estimates when computing the ratio.

To identify the median of the annual total compensation of all of our employees (other than Mr. Sanfilippo), as well as to determine the annual total compensation of our median employee and Mr. Sanfilippo, we took the following steps:

•

We determined that, as of December 31, 2017, our employee population consisted of 15,377 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees, and does not include any independent contractors that we have engaged.

•

To identify the median employee from our active employee population, we compared the gross amount of compensation of employees disclosed in Form W-2s as of December 31, 2017. We identified our median employee using this compensation measure, which was consistently applied to all employees included in the calculation.

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $26,014, which is comprised of the employees’ gross income and 401(k) matching contributions paid by the Company.

•	For the annual total compensation of Mr. Sanfilippo, we used the amount reported in the “Total” column of (column (j)) of our Summary Compensation Table included in this Proxy Statement.

PROPOSAL NO. 2

ADVISORY APPROVAL OF

THE COMPANY’S EXECUTIVE COMPENSATION

(Item No. 2 on Proxy Card)

We are asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement. We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation table and other related compensation tables and narrative, appearing on pages 26 through 52, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Pinnacle Entertainment, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors, whether or not the resolution is approved. Although non-binding, the Board and the Compensation Committee will review and consider the voting results in their entirety when making future decisions regarding our executive compensation program.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2019 Annual Meeting of Stockholders; provided that the transaction with Penn National has not closed.

Required Vote

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

(Item No. 3 on Proxy Card)

We are asking stockholders of the Company to ratify the appointment of Ernst & Young LLP as our auditors for 2018.

Background

The Audit Committee has appointed Ernst & Young LLP to audit the Company’s consolidated financial statements for the 2018 fiscal year and to audit the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. This appointment is being presented to stockholders for ratification at the Annual Meeting. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. The Company is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements if they desire and will be available to respond to appropriate questions.

Required Vote

The action of the Audit Committee in appointing Ernst & Young LLP as the Company’s independent auditors for the 2018 fiscal year will be ratified upon the approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2018.

Audit and Related Fees

Fees Paid to Independent Auditors

The following table sets forth the fees billed to us for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2017 and December 31, 2016.

Fee Category	2017	2016
Audit Fees	$2,752,114	$3,314,285
Audit-Related Fees	$115,120	$172,389
Tax Fees	$1,198,579	$2,189,041
All Other Fees	$206,950	$—
Total All Fees	$4,272,763	$5,675,715

Audit Fees

Audit Fees relate to professional services rendered by Ernst & Young LLP for 2017 and 2016, in connection with reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, certain procedures in connection with registration statements and prospectus supplements and other offering documents, and the audit of the Company’s financial statements and effectiveness of internal control over financial reporting (in compliance with the Sarbanes-Oxley Act).

Audit-Related Fees

Audit-Related Fees relate to professional services rendered by Ernst & Young LLP in connection with assurance or related services (such as employee benefit plan audits, internal control reviews, attest services that are not required by statute or regulation) rendered in 2017 and 2016 that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees

Tax fees relate to tax compliance and tax advice and planning service rendered by Ernst & Young LLP for 2017 and 2016.

All Other Fees

In 2017, All Other Fees relate to professional services related to potential mergers and acquisitions transactions, including transaction advisory services. Ernst & Young LLP did not bill the Company for any fees for, or deliver or render to the Company, any other products or services in 2016.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted formal policies and procedures with regard to the approval of all professional services provided to the Company by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more of its members and the Audit Committee delegated this pre-approval authority to the Chair of the Audit Committee. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the fees described in the table above were pre-approved by the Audit Committee (or its delegate) in 2017 and 2016. The Audit Committee (or its delegate) pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates. The percentage of hours expended to audit our financial statements for the most recent fiscal year that were attributed to work performed by persons other than Ernst & Young LLP’s full time, permanent employees was 0%.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2017, and the notes thereto.

Review with Management

Management is responsible for preparing the Company’s financial statements and the reporting process, including the system of internal control. The Audit Committee, in its oversight role, has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2017 and the notes thereto.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP (“E&Y”), the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Stephen C. Comer (Chair)

Charles L. Atwood

Ron Huberman

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in the Company’s proxy statement and proxy card for the next annual meeting would have to be received by the Secretary of the Company no later than November 30, 2018 if the next annual meeting were held on or near May 1, 2019. In the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company a reasonable time before the Company begins to print and send its proxy materials. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement.

Under the Company’s Bylaws, stockholders who wish to present proposals for action, or to nominate directors (other than proposals to be included in the Company’s proxy statement and form of proxy card pursuant to Rule 14a-8 under the Exchange Act), at the next annual meeting of stockholders of the Company (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement in accordance with the then current provisions of the Company’s Bylaws. The Bylaws currently require that such notice be given not more than 120 days, nor less than 90 days, prior to the first anniversary of this year’s Annual Meeting (i.e., no earlier than January 1, 2019 and no later than January 31, 2019). If, however, the Company advances the date of the next annual meeting by more than 30 days before or delays such date by more than 60 days after the first anniversary of this Annual Meeting, notice by the stockholder must be given not later than the later of (i) 90 days in advance of such annual meeting or, (ii) the tenth day following the first public announcement of the date of such meeting by the Company. Stockholder notices must contain the information required by Section 2 of Article I of the Company’s Bylaws. If the Company does not have notice of a matter to come before the next annual meeting by January 31, 2019 (or, in the event the next annual meeting is held more than 30 days before or 60 days after the first anniversary of this Annual Meeting, then by the date described above relating to such delay or advance in the meeting date), the Company’s proxy for such meeting will confer discretionary authority to vote on such matter.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K AND OTHER MATTERS

The Company’s Annual Report to Stockholders contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report,” and the “Audit Committee Report” and the Company-operated websites referenced in this Proxy Statement shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO STOCKHOLDERS FOR 2017 AND ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2017 TO ANY BENEFICIAL OWNER OF PINNACLE COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PINNACLE ENTERTAINMENT, INC., 3980 HOWARD HUGHES PARKWAY, LAS VEGAS, NEVADA 89169, ATTENTION: DONNA S. NEGROTTO, GENERAL COUNSEL.

PINNACLE ENTERTAINMENT, INC. 3980 HOWARD HUGHES PARKWAY LAS VEGAS, NEVADA 89169

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2018 for shares held directly and by 11:59 P.M. ET on 04/26/2018 for shares held in the 401K Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Pinnacle Entertainment, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/30/2018 for shares held directly and by 11:59 P.M. ET on 04/26/2018 for shares held in the 401K Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” the election of each of the nominees below:
1.	Election of Directors

	Nominees:	For	Against	Abstain

1A	CharlesL. Atwood	☐	☐	☐	The Board of Directors recommends you vote “FOR” proposals 2 and 3.		For	Against	Abstain

1B	Stephen C. Comer	☐	☐	☐	2. Advisory approval of the Company’s executive compensation.		☐	☐	☐

1C	Ron Huberman	☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.		☐	☐	☐
1D	James L. Martineau	☐	☐	☐

1E	Desirée Rogers	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1F	Carlos A. Ruisanchez	☐	☐	☐
1G	Anthony M. Sanfilippo	☐	☐	☐
1H	Jaynie M. Studenmund	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —

PINNACLE ENTERTAINMENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2018

The undersigned hereby appoints Anthony M. Sanfilippo, Carlos A. Ruisanchez and Donna S. Negrotto, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may properly come before the meeting, all of the shares of Common Stock of Pinnacle Entertainment, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Tuesday, May 1, 2018, at the Company’s offices, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE